UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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CB Richard Ellis Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11150 Santa Monica Blvd., Suite 1600

Los Angeles, California 90025

(310) 405-8900

April 19, 2010

Dear Fellow Stockholder:

On behalf of the Board of Directors and management of CB Richard Ellis Group, Inc., I cordially invite you to attend our annual meeting of stockholders on Wednesday, June 2, 2010, at 9882 South Santa Monica Boulevard, Beverly Hills, California at 8:00 a.m. (PDT).

The notice of meeting and proxy statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may vote by telephone, via the Internet, by mail or in person as described beginning on page 2 of the proxy statement.

Thank you for your continued support of CB Richard Ellis Group, Inc.

Sincerely yours,

Brett White
Chief Executive Officer

CB Richard Ellis Group, Inc.

11150 Santa Monica Blvd., Suite 1600

Los Angeles, California 90025

(310) 405-8900

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2010 Annual Meeting of Stockholders of CB Richard Ellis Group, Inc. The meeting will be held at 8:00 a.m. (PDT), on Wednesday, June 2, 2010, at 9882 South Santa Monica Boulevard, Beverly Hills, California.

The purposes of the 2010 Annual Meeting of Stockholders are:

(1)	To elect the 10 directors named in the attached Proxy Statement;

(2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm; and

(3)	To transact any other business properly introduced at the Annual Meeting.

You must own shares of CB Richard Ellis Group, Inc. common stock at the close of business on April 9, 2010, the record date for the 2010 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the meeting. If you plan to attend, please bring a picture I.D., and if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of April 9, 2010. Regardless of whether you will attend, please vote electronically through the Internet or by telephone or by completing and mailing your proxy card if you receive paper copies of the proxy materials, so that your shares can be voted at the Annual Meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on either the Notice of Internet Availability of Proxy Materials you received or the proxy card if you received paper copies of the proxy materials. Voting in any of these ways will not prevent you from voting in person at the 2010 Annual Meeting of Stockholders.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. As a result, we are mailing to many of our stockholders a notice instead of a paper copy of this Proxy Statement and our 2009 Annual Report. The notice contains instructions on how to access those documents over the Internet. The notice also contains instructions on how each of those stockholders can receive a paper copy of our proxy materials, including this Proxy Statement, our 2009 Annual Report and a form of proxy card or voting instruction card. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

By Order of the Board of Directors

Laurence H. Midler
Executive Vice President, General Counsel and Secretary

Los Angeles, California

April 19, 2010

This Proxy Statement and accompanying proxy card are available beginning April 19, 2010 in connection with the solicitation of proxies by the Board of Directors of CB Richard Ellis Group, Inc., a Delaware corporation, for use at the 2010 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as “CBRE,” the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2009 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder who requested paper copies of these materials and will also be available at www.proxyvote.com.

Page
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
What is the purpose of the Annual Meeting of Stockholders?	1
Who can attend the Annual Meeting?	1
What am I voting on?	1
What are the Board’s recommendations?	1
Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?	1
Who may vote?	1
Who counts the votes?	2
Is my vote confidential?	2
What vote is required to pass an item of business at the Annual Meeting?	2
How will shares in the 401(k) plan be counted?	2
How do I vote?	2
Can I revoke my proxy?	3
What happens if additional matters are presented at the Annual Meeting?	3
Who pays for this proxy solicitation?	3
Where can I find corporate governance materials?	3

INFORMATION ABOUT THE BOARD	4
Proposal No. 1: Nominees for Election to the Board	4
Director Compensation	7
Board Structure, Leadership and Risk Management	8
Executive Sessions of Non-Management Directors	10
Board Meetings	10
Board Committees	10
Audit Committee Report	12

CORPORATE GOVERNANCE	14
Board and Committee Governing Documents	14
Compensation Committee Interlocks and Insider Participation	15
Communications with the Board	15
Nomination Process for Director Candidates	16
Director Independence	17
Audit Committee Financial Experts	18
Audit Committee Pre-Approval Policy	19
Principal Accountant Fees and Services	19
Board Attendance at Annual Meeting of Stockholders	19
Submission of Stockholder Proposals and Board Nominees	19

OTHER COMPANY PROPOSALS	21
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm	21

OTHER MATTERS	21

EXECUTIVE OFFICERS	22

EXECUTIVE COMPENSATION	23
Compensation Discussion and Analysis	23
Summary Compensation Table	37
Grants of Plan-Based Awards	38
Summary of Plans, Programs and Agreements	39
Outstanding Equity Awards at Fiscal Year-End	43
Option Exercises and Stock Vested	44
Non-Qualified Deferred Compensation	44

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Stockholders?    At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors and the ratification of the selection of KPMG LLP as our independent registered public accounting firm. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, as time permits.

Who can attend the Annual Meeting?    All of our stockholders as of the April 9, 2010 record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 9, 2010 to gain admittance to the Annual Meeting.

What am I voting on?    You are voting on:

•	The election of 10 director nominees to the Board;

•	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and

•	Any other matters properly introduced at the Annual Meeting.

What are the Board’s recommendations?    The Board recommends a vote:

•	for election of the nominated slate of directors (see Proposal No. 1); and

•

for ratification of the selection of KPMG LLP, an independent registered public accounting firm, to be the auditors of our annual financial statements for the fiscal year ending December 31, 2010 (see Proposal No. 2).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?    Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are providing access to our proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the Web site referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the environmental impact of the Annual Meeting.

Who may vote?    You may vote if you owned shares of our common stock at the close of business on April 9, 2010, which is the record date for the Annual Meeting. You are entitled to one vote on each matter presented at the Annual Meeting for each share of common stock you owned on that date. As of April 9, 2010, we had 321,812,614 shares of common stock outstanding.

Who counts the votes?    Broadridge Financial Solutions, Inc. will tabulate the votes, and our Assistant Secretary will act as the inspector of the election.

Is my vote confidential?    Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2010). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What vote is required to pass an item of business at the Annual Meeting?    In the election for directors (Proposal No. 1), because we have 10 nominees for 10 possible director positions (i.e., an uncontested election) we require that each of the director nominees receive at least a majority of the votes present and entitled to vote. The Board has adopted a policy to institute majority voting for directors in uncontested director elections. This policy requires that directors tender their resignation upon failure to achieve a majority vote in an uncontested director election. The Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will then consider the resignation taking into account the Corporate Governance and Nominating Committee’s recommendation and announce publicly within 90 days its decision of whether to accept or reject the resignation.

To ratify our Audit Committee’s appointment of KPMG LLP as our independent registered public accounting firm (Proposal No. 2), the affirmative vote of a majority of those shares of common stock present and entitled to vote is required.

If you are a shareholder of record and submit a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter. If you hold your shares in a brokerage account, then, under New York Stock Exchange, or NYSE, rules and Delaware corporation law:

•

With respect to Proposal No. 1 (Election of Directors), your broker is not entitled to vote your shares on this matter if no instructions are received from you. If your broker does not vote (a “broker non-vote”), this is not considered a vote cast and, therefore, will have no effect on the election of directors. Abstentions may not be specified as to the election of directors.

•

With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker is entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes and abstentions are not considered votes cast and, therefore, will be counted neither for nor against this matter.

How will shares in the 401(k) plan be counted?    If you hold common stock in our 401(k) plan as of April 9, 2010, the enclosed proxy card also serves as your voting instruction to Vanguard Fiduciary Trust Company, the trustee of our 401(k) plan, provided that you furnish your voting instructions over the Internet or by telephone, or that the enclosed proxy card is signed, returned and received, by 2:00 p.m. (PDT) on May 31, 2010. If voting instructions are not received by such time, the common stock in our 401(k) plan will be voted by the trustee in proportion to the shares for which the trustee timely receives voting instructions.

How do I vote?    If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock indicating that you were the beneficial owner of this common stock on April 9, 2010, the record date for voting at the Annual Meeting.

If your common stock is held in your name, there are three ways for you to vote by proxy:

•	If you received a paper copy of the proxy materials by mail, mail the proxy card in the enclosed return envelope;

•	Call 1-800-690-6903; or

•	Log on to the Internet at www.proxyvote.com and follow the instructions at that site. The Web site address for Internet voting is also provided on your Notice.

Telephone and Internet voting will close at 8:59 p.m. (PDT) on June 1, 2010, unless you are voting common stock held in our 401(k) plan, in which case the deadline for voting is 2:00 p.m. (PDT) on May 31, 2010. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your common stock: FOR all of the nominees for director named in this Proxy Statement and FOR the ratification of KPMG LLP as our independent registered public accounting firm.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to vote your common stock.

Even if you plan to attend the Annual Meeting, we recommend that you vote your common stock in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy?    Yes, you can revoke your proxy if your common stock is held in your name by:

•	Filing written notice of revocation before our Annual Meeting with our Secretary, Laurence H. Midler, at the address shown on the front of this Proxy Statement;

•	Signing a proxy bearing a later date; or

•	Voting in person at the Annual Meeting.

If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting?    Other than the two proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you grant a proxy, the persons named as proxy holders will have the discretion to vote your common stock on any such additional matters.

Who pays for this proxy solicitation?    We will bear the expense of preparing, printing and mailing this proxy statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials?    Our Corporate Governance Guidelines, Standards of Business Conduct, Code of Ethics for Senior Financial Officers, Policy Regarding Transactions with Related Parties, Equity Award Policy and the charters for the Acquisition Committee, Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Executive Committee are published in the Corporate Governance section of the Investor Relations page on our Web site at www.cbre.com. (We are not including the other information contained on, or available through, our Web site as a part of, or incorporating such information by reference into, this Proxy Statement.)

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1

NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect 10 directors to serve until our annual meeting of stockholders in 2011 or until their respective successors are elected and qualified. The Board seeks independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability, or sexual preference. Our director nominees were nominated by the Board based on the recommendation of the Corporate Governance and Nominating Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of CBRE and each of the nominees has consented, if elected as a director to our Board, to serve until his or her term expires.

Your proxy holder will vote your common stock for the Board’s nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder may vote for any substitute nominee proposed by the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE 10 NOMINEES LISTED BELOW.

Name	Age	Position
Richard C. Blum	74	Chairperson; Executive Committee Chairperson; Governance Committee and Acquisition Committee member
Curtis F. Feeny	52	Director; Audit Committee Chairperson; Governance Committee member
Bradford M. Freeman	68	Director; Governance Committee Chairperson; Compensation Committee and Acquisition Committee member
Michael Kantor	70	Director; Acquisition Committee and Governance Committee member
Frederic V. Malek	73	Director; Compensation Committee Chairperson; Audit Committee member
Jane J. Su	46	Director; Compensation Committee member
Laura D. Tyson	62	Director; Acquisition Committee member
Brett White	50	Director, Chief Executive Officer; Acquisition Committee Chairperson; Executive Committee member
Gary L. Wilson	70	Director; Audit Committee member
Ray Wirta	66	Director; Executive Committee and Acquisition Committee member

Richard C. Blum

Mr. Blum has been Chairperson of our Board since September 2001 and a member of our Board since July 2001. He is the Chairman and President of Richard C. Blum & Associates, Inc., the general partner of Blum Capital Partners, L.P., a long-term strategic equity investment management firm that acts as general partner for various investment partnerships and provides investment advisory services, which he founded in 1975. Mr. Blum holds a B.A. and an M.B.A. from the University of California, Berkeley. He previously served on the boards of directors of Glenborough Realty Trust Incorporated and URS Corporation. Mr. Blum has experience in the capital markets and securities business, and broad knowledge of our business through his many years of experience on our Board.

Curtis F. Feeny

Mr. Feeny has been a member of our Board since December 2006. He has been a Managing Director of Voyager Capital, a venture capital firm, since January 2000. Mr. Feeny was a director of Trammell Crow Company from May 2001 through December 2006. From 1992 through 1999, Mr. Feeny served as Executive Vice President of Stanford Management Co., which manages the $12.6 billion endowment of Stanford University. Mr. Feeny holds a B.S. from Texas A&M University and an M.B.A. from Harvard Business School. Mr. Feeny brings broad knowledge of the commercial real estate industry from his service as an employee and later director of the Trammell Crow Company, which we acquired in 2006. He also has broad experience counseling companies through growth, and experience in corporate finance matters.

Bradford M. Freeman

Mr. Freeman has been a member of our Board since July 2001. Mr. Freeman is a founding partner of Freeman Spogli & Co. Incorporated, a private investment company founded in 1983. He is also a member of the board of directors of Edison International. Mr. Freeman holds a B.A. from Stanford University and an M.B.A. from Harvard Business School. Mr. Freeman brings experience in the capital markets and securities business to the Board, in addition to his broad knowledge of our business through his many years of experience on our Board.

Michael Kantor

Mr. Kantor has been a member of our Board since February 2004. Mr. Kantor has been a partner with the law firm of Mayer Brown LLP since March 1997. From 1993 to 1996, he served as the U.S. Trade Representative and from 1996 to 1997 as U.S. Secretary of Commerce. Mr. Kantor is also a member of the advisory board of directors of ING USA and a member of the international advisory board of Fleishman-Hillard. Mr. Kantor holds a B.A. from Vanderbilt University and a J.D. from Georgetown University. Mr. Kantor brings to the Board many years of experience as a lawyer counseling companies and their boards of directors. He also has extensive knowledge and experience in government and foreign markets.

Frederic V. Malek

Mr. Malek has been a member of our Board since September 2001. He has served as Chairman of Thayer Capital Partners, a merchant banking firm he founded, since 1993 and Co-Chairman of Thayer Lodging Group, a sponsor of private hotel REITs, which he also founded in 1993. Mr. Malek is on the board of directors of Dupont Fabros Technology, Inc. He previously served on the boards of directors of Automatic Data Processing Corp., the Federal National Mortgage Association, Northwest Airlines Corporation, and FPL Group, Inc. Mr. Malek holds a B.S. from the U.S. Military Academy at West Point and an M.B.A. from Harvard Business School. Mr. Malek has experience in real estate investment and a broad knowledge of our business from his many years of experience on our Board. He also brings to the Board operational experience as a former president of a major public company, and is knowledgeable in corporate finance and experienced as an audit committee member.

Jane J. Su

Ms. Su has been a member of our Board since October 2006. Ms. Su is a partner at Blum Capital Partners, L.P. Prior to joining Blum Capital Partners, L.P. in 2002, she was a principal of Banc of America Equity Partners—Asia from 1996 to 2000. Ms. Su holds a B.A. from Dartmouth College and an M.B.A. from the

Stanford Graduate School of Business. Ms. Su has experience in the capital markets and principal investment business, and brings to the Board a deep understanding of business in the Asia Pacific region, particularly China, which is a large growth market for the Company.

Laura D. Tyson

Dr. Tyson has been a member of our Board since March 2010. Dr. Tyson has been the S.K. and Angela Chan Professor of Global Management at the Walter A. Haas School of Business, University of California at Berkeley since July 2008, and Professor of Business Administration there since January 2007. Dr. Tyson was previously Dean of the London Business School from January 2002 to December 2006 and Dean of the Walter A. Haas School of Business, University of California at Berkeley from July 1998 to December 2001, and was Professor of Business Administration and Economics there from January 1997 to June 1998. She previously served as National Economic Adviser to the President of the United States from February 1995 to December 1996, and was the first woman to Chair the White House Council of Economic Advisers, in which capacity she served from January 1993 to February 1995. Dr. Tyson serves on the boards of directors of AT&T Inc., Eastman Kodak Company, Morgan Stanley and Silver Spring Network. She also serves on the boards of directors of MIT Corporation, the Peter G. Peterson Institute of International Economics and the New America Foundation. Dr. Tyson holds a B.A. from Smith College and a Ph.D. in Economics from the Massachusetts Institute of Technology. Dr. Tyson brings experience from serving on the boards of directors of complex global organizations, and is a noted economist who brings experience in government and broad macro-economic knowledge to our Board. Dr. Tyson was recommended to the Board by one of our non-management directors.

Brett White

Mr. White has served as our Chief Executive Officer since June 2005, and been a member of our Board since September 2001. He previously served as our President from September 2001 to March 2010 and prior to that was Chairman of the Americas of CB Richard Ellis Services, Inc. from May 1999 to September 2001 and was its President of Brokerage Services from August 1997 to May 1999. Prior to that, he was one of its Executive Vice Presidents from March 1994 to July 1997 and Managing Officer of its Newport Beach, California office from May 1993 to March 1994. Mr. White is also a member of the board of directors of Edison International and a Trustee of the University of San Francisco. He previously served on the board of directors of Mossimo, Inc. Mr. White holds a B.A. from the University of California, Santa Barbara. Mr. White brings intimate knowledge of our operations to the Board based on day-to-day leadership as our current Chief Executive Officer and his cumulative experience in leadership positions within the Company.

Gary L. Wilson

Mr. Wilson has been a member of our Board since September 2001. Mr. Wilson is a private investor and General Partner of Manhattan Pacific Partners. He previously served as Chairman of Northwest Airlines Corporation from April 1997 to May 2007 and prior to that as its Co-Chairman from January 1991 to April 1997. Mr. Wilson also serves on the board of directors of Yahoo! Inc. He is also a Trustee Emeritus of Duke University, a member of the Board of Overseers of the Keck School of Medicine of the University of Southern California, a member of the NCAA Leadership Advisory Board, and a member of the board of directors of Millennium Promise. He previously served on the boards of directors of Northwest Airlines, Inc. and The Walt Disney Company. Mr. Wilson holds a B.A. from Duke University and an M.B.A. from the Wharton Graduate School of Business and Commerce at the University of Pennsylvania. Mr. Wilson brings experience from serving on the boards of directors of complex global organizations, and has a broad knowledge of our business through his many years of experience on our Board. He also brings to the Board operational experience as a former chief financial officer of major public companies, and is knowledgeable in corporate finance and experienced as an audit committee member.

Ray Wirta

Mr. Wirta has been a member of our Board since September 2001. He has served as the Chief Executive Officer of The Koll Company since November 2009. Mr. Wirta served as our Chief Executive Officer from September 2001 to June 2005. From May 1999 to September 2001, he served as Chief Executive Officer of CB Richard Ellis Services, Inc. and served as its Chief Operating Officer from May 1998 to May 1999. Mr. Wirta served as a director and as the Non-Executive Chairman of Realty Finance Corporation and previously the Chairman from May 2005 through August 2009. He also served as Interim Chief Executive Officer and President of that company from April 2007 to September 2007. Mr. Wirta holds a B.A. from California State University, Long Beach and an M.B.A. in International Management from Golden Gate University. Mr. Wirta brings to the Board many years of experience in the commercial real estate industry, including operational experience as our former chief executive officer.

DIRECTOR COMPENSATION

Our director compensation policy provides for the following annual compensation for each of our non-employee directors:

•	a $30,000 annual cash retainer, which the directors opted to forego in 2009;

•	a grant of a number of unrestricted shares of our common stock with a fair market value equal to $10,000 on the date of grant;

•

a stock option grant for a number of shares equal to $50,000 divided by the fair market value of our common stock on the date of grant, which vest in quarterly installments over a three-year period from the date of grant and which expire, to the extent unexercised, seven years from the date of grant; and

•

a restricted stock grant for a number of shares equal to $35,000 divided by the fair market value of our common stock on the date of grant, which vest in full on the third (3rd) anniversary of the date of the grant, provided that under certain circumstances where a director does not continue to serve, the shares vest immediately prior to such departure in the amount of one-third ( 1/3) of the total number of shares subject to the grant for each full year the director served on the Board after the date of grant.

Pursuant to this policy, our directors also receive an additional payment of $2,000 per Board meeting attended and $1,000 per committee meeting attended (regardless of whether the meeting attended is scheduled in conjunction with a Board meeting). The chairperson of the Audit Committee receives an additional annual cash retainer of $15,000, and the chairpersons of the Governance Committee and Compensation Committee receive additional annual cash retainers of $10,000 each.

We also reimburse our non-employee directors for all reasonable out-of-pocket expenses incurred in the performance of their duties as directors. Our employee directors do not receive any fees for attendance at meetings or for their service on our Board.

The following table provides compensation information for the fiscal year ended December 31, 2009 for each member of our Board earned during the year, other than Robert E. Sulentic and Brett White, who are our executive officers. Compensation information for Mr. Sulentic, who was a director until March 2009, and Mr. White is described beginning on page 23 under “Executive Compensation—Compensation Discussion and Analysis.” For stock and option awards, the dollar amounts set forth in the table below reflect the aggregate grant date fair value for the fiscal year ended December 31, 2009.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) (3)(6) ($)	Option Awards (4) (5)(6) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Richard C. Blum	$19,000	$44,985	$24,288	—	—	$88,273
Patrice M. Daniels	7,250	44,985	24,288	—	—	76,523
Curtis F. Feeny	36,583	44,985	24,288	—	—	105,856
Bradford M. Freeman	31,167	44,985	24,288	—	—	100,440
Michael Kantor	12,000	44,985	24,288	—	—	81,273
Frederic V. Malek	29,000	44,985	24,288	—	—	98,273
Jane J. Su	15,000	44,985	24,288	—	—	84,273
Gary L. Wilson	23,000	44,985	24,288	—	—	92,273
Ray Wirta	12,000	44,985	24,288	—	—	81,273

(1)	Includes fees associated with attendance at meetings and chairing a Board Committee.

(2)	At December 31, 2009, (i) each of Ms. Su and Messrs. Blum, Feeny, Freeman, Kantor, Malek and Wilson held an aggregate of 6,687 shares of unvested stock awards, and (ii) Mr. Wirta held an aggregate of 6,632 shares of unvested stock awards.

(3)	Each of Ms. Su and Messrs. Blum, Feeny, Freeman, Kantor, Malek, Wilson and Wirta was awarded 1,184 unrestricted shares of our common stock and 4,146 restricted shares of our common stock pursuant to our director compensation policy, valued at the fair market value of our common stock of $8.44 on the award date of June 2, 2009, for a total value of $44,985.

(4)	Each of Ms. Su and Messrs. Blum, Feeny, Freeman, Kantor, Malek, Wilson and Wirta was awarded a grant of an option to purchase 5,924 shares of our common stock pursuant to our director compensation policy, with a per share fair value of $4.10 on the award date of June 2, 2009.

(5)	At December 31, 2009, (i) each of Messrs. Freeman and Malek held an aggregate of 24,268 unexercised stock options, (ii) Mr. Blum held an aggregate of 15,421 unexercised stock options, (iii) Mr. Kantor held an aggregate of 65,839 unexercised stock options, (iv) Mr. Feeny held an aggregate of 10,123 unexercised stock options, (v) Ms. Su held an aggregate of 10,471 unexercised stock options, (vi) Mr. Wirta held an aggregate of 9,476 unexercised stock options that he received as a non-employee director of our Board and The Wirta Family Trust, of which Mr. Wirta serves as a co-trustee, held an aggregate of 1,894,879 unexercised stock options (which were awarded in connection with his employment as our Chief Executive Officer from 1998 to 2005), and (vii) Mr. Wilson held an aggregate of 107,410 unexercised stock options.

(6)	In recognition of the valuable service provided by Ms. Daniels, who passed on June 13, 2009, the Board accelerated the vesting on all remaining shares of Ms. Daniels unvested stock and stock options as of June 30, 2009.

BOARD STRUCTURE, LEADERSHIP AND RISK MANAGEMENT

Our Board currently consists of 10 directors. The Board has determined that each of Ms. Su and Dr. Tyson and Messrs. Blum, Freeman, Feeny, Kantor, Malek and Wilson is “independent,” as described in greater detail under the heading titled “Corporate Governance—Director Independence” below. All of our directors are elected at each annual meeting of stockholders and hold office until the next election. The Board has authority under our By-laws to fill vacancies and to increase or, upon the occurrence of a vacancy, decrease its size between annual meetings of stockholders.

We have separated the roles of Chief Executive Officer and Chairman of the Board since 2001 in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction and the day-to-day leadership and performance of the Company, while the Chairman provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board.

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee oversees management of risks related to our financial reports and record-keeping and potential conflicts of interest. The Governance Committee manages risks associated with the independence of the Board of Directors and the composition of our Board and its committees. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program and the Committee does not believe our compensation program encourages excessive or inappropriate risk taking. We generally structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives and managers do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (performance award and equity) portions of compensation are designed to reward both short- and long-term corporate performance in a balanced manner. For short-term performance, our performance awards are awarded based on annual EBITDA targets. For long-term performance, our stock option and restricted stock awards generally vest over four years and provide enhanced value if our stock price increases over time. In this way, our executives and managers are not encouraged to take risks for short-term gain at the expense of the long-term health of our business. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives and managers to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high so that they are not encouraged to take unnecessary or excessive risks. Because EBITDA is the performance measure for determining incentive payments, we believe our executives and managers are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not profitable at a reasonable level, generally there are no payouts under the bonus program. We have stock ownership guidelines, which we believe provide a considerable incentive for our executives and managers to consider our long-term interests because a portion of their personal investment portfolio consists of CBRE stock. In addition, we prohibit all hedging transactions involving our stock so none of our executives or managers can insulate themselves from the effects of poor CBRE stock price performance. Finally, our bonus program for executives and managers has been structured around corporate and regional EBITDA for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

As described in greater detail under the heading titled “Related-Party and Other Transactions Involving Our Officers and Directors—Securityholders’ Agreement,” pursuant to a securityholders’ agreement, our stockholders affiliated with Blum Capital Partners, L.P. are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. These affiliates of Blum Capital Partners have nominated Mr. Blum and Ms. Su to our Board.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management directors will meet in executive session if circumstances warrant. The Chairperson of the Board, who is a non-management director, presides over executive sessions of the Board.

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “Corporate Governance—Communications with the Board”.

BOARD MEETINGS

The Board held six regularly scheduled and special meetings during the past fiscal year to review significant developments, engage in strategic planning, and act on matters requiring Board approval. Each incumbent director attended an aggregate of at least 75 percent of the Board meetings, and the meetings of committees on which he or she served, during the period that he or she served in 2009.

BOARD COMMITTEES

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2009
Acquisition	Brett White(1) Richard C. Blum Bradford M. Freeman Michael Kantor Ray Wirta

•   Review and recommend acquisition strategies to the full Board

•   May investigate acquisition candidates

•   Review and approve merger and acquisition transactions above the Chief Executive Officer’s authority and up to the dollar thresholds set by the Board

•   May review and make recommendations to the full Board on merger, acquisition and investment transactions that exceed the Acquisition Committee’s approval authority

0(2)

Audit	Patrice M. Daniels(1)(3) Curtis F. Feeny(1)(3) Frederic V. Malek Gary L. Wilson

•   Retain, compensate, oversee and terminate any independent registered public accounting firm in connection with the financial audit, and approve all audit and any permissible non-audit services provided by our independent auditors

•   Receive direct reports from our independent auditors

•   Review and discuss annual audited and quarterly unaudited financial statements with management and our independent auditors

•   Review with our independent auditor any audit matters and management’s response

•   Discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies

8

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2009

•   Establish procedures to handle complaints regarding accounting, internal accounting controls or auditing matters

•   Obtain and review, at least annually, an independent auditors’ report describing the independent auditors’ internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities

•   Set hiring policies for employees or former employees of the independent auditors

•   Retain independent legal counsel and other outside advisors as it deems necessary to carry out its duties

•   Our Board has determined that each member of our Audit Committee is “independent,” as defined under and required by federal securities laws and the rules of the NYSE

Compensation	Frederic V. Malek(1) Bradford M. Freeman Jane J. Su

•   Review executive compensation policies, plans and programs

•   Review and approve compensation for our Chief Executive Officer and our other executive officers

•   Review and approve any employment contracts or similar arrangement between us and any of our executive officers

•   Review and consult with our Chief Executive Officer concerning performance of individual executives and related matters

•   Administer our stock plans, incentive compensation plans and any such plans that the Board may from time to time adopt, and exercise all the powers, duties and responsibilities of the Board with respect to such plans

•   Our Board has determined that each member of our Compensation Committee is “independent,” as defined under and required by the rules of the NYSE

			3
Corporate Governance and Nominating	Bradford M. Freeman(1)(4) Richard C. Blum Curtis F. Feeny(4) Michael Kantor(5)	• Recommend to the Board proposed nominees for election to the Board by our stockholders, including an annual review as to the renominations of incumbents and proposed nominees for election by the Board to fill vacancies that occur between stockholder meetings • Make recommendations to the Board regarding corporate governance matters and practices, including as to director compensation and directors and officers liability insurance	3

Committee	Members	Functions and Additional Information	Number of Meetings in Fiscal 2009

•     Review and consult with our chief executive officer concerning selection of officers and management succession planning

•     Our Board has determined that each member of the Governance Committee is “independent,” as defined under and required by the rules of the NYSE

Executive	Richard C. Blum(1) Brett White Ray Wirta

•     Implements policy decisions of the Board

•     Acts on the Board’s behalf between Board meetings, including the approval of transactions that do not exceed dollar thresholds established by the full Board

0(2)

(1)	Committee Chairperson.

(2)	Our Acquisition Committee did not hold any formal meetings in 2009. Our Executive Committee did not hold any formal meetings in 2009, but acted two times by unanimous written consent.

(3)	Mr. Feeny was elected to the Audit Committee in June 2009, and replaced Ms. Daniels as Chairperson on the committee after her passing in June 2009.

(4)	Mr. Feeny served as Chairperson on the Governance Committee through June 2009, at which time he was replaced by Mr. Freeman.

(5)	Mr. Kantor was appointed to the Governance Committee in December 2009.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three directors, each of whom is independent under NYSE rules and applicable securities laws. The Board of Directors has determined that each member of the Audit Committee is financially literate as required under NYSE rules, and is an audit committee financial expert as described under “Corporate Governance—Audit Committee Financial Experts” on page 18. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Web site at www.cbre.com. The charter is also attached to this Proxy Statement as Appendix A.

The Audit Committee assists the Board in fulfilling its responsibilities to the stockholders with respect to our independent auditors, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. Since the effective date of the Sarbanes-Oxley Act of 2002, the Audit Committee has become responsible for the appointment, compensation and oversight of the work of our independent auditors. In addition, the Audit Committee reviews all potential related-party transactions involving our directors and executive officers.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the fiscal 2009 audit. Following completion of the audit, the Audit Committee met with our independent auditors, with and without management present, to discuss the results of their examinations, the cooperation received by the auditors during the audit examination, their evaluation of our internal controls over financial reporting and the overall quality of our financial reporting.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended

December 31, 2009. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under generally accepted auditing standards pursuant to Statement of Auditing Standards No. 61 and Rule 2-07 of Regulation S-X. In addition, the Audit Committee received from the independent auditors written disclosures and a letter regarding their independence as required by applicable rules of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.

In addition, the Audit Committee selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The Board concurred with the selection of KPMG LLP. The Board has recommended to the stockholders that they ratify and approve the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. The Audit Committee approved establishment of an ethics and compliance program in 2004 and receives periodic reports from the Chief Compliance Officer regarding that program.

Audit Committee

Curtis F. Feeny, Chair

Frederic V. Malek

Gary L. Wilson

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Audit Committee is not incorporated into any such filings.

CORPORATE GOVERNANCE

BOARD AND COMMITTEE GOVERNING DOCUMENTS

The Board has adopted a Standards of Business Conduct applicable to our directors, officers and employees, a Code of Ethics for Senior Financial Officers applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Governance Guidelines, a Policy Regarding Transactions with Related Parties, and an Equity Award Policy. In addition, the Acquisition Committee, Audit Committee, Compensation Committee, Governance Committee and Executive Committee have adopted charters, which, along with the aforementioned policies, are published in the Corporate Governance section of the Investor Relations page on our Web site at www.cbre.com. In addition, these documents also are available in print to any stockholder who requests a copy from our Investor Relations Department at CB Richard Ellis Group, Inc., 200 Park Ave., 17th Floor, New York, New York 10166, or by email at investorrelations@cbre.com. In accordance with the Corporate Governance Guidelines, the Board and each of the Compensation Committee, Audit Committee and Governance Committee conducts an annual performance self-assessment with the purpose of increasing effectiveness of the Board and its committees. (The Company’s Web site address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on the Company’s Web site is not and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

Majority Voting Standard to Elect Directors. Our Board has adopted a policy to require majority voting for directors in uncontested director elections. Our Corporate Governance Guidelines require that directors tender their resignation upon failure to achieve a majority vote in an uncontested director election. The Governance Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will then consider such resignation, taking into account the Governance Committee’s recommendation and announce publicly within 90 days its decision of whether to accept or reject the resignation.

Stock Ownership Guidelines. Our Board is committed to director and senior management stock ownership. The Compensation Committee has adopted Executive Officer Stock Ownership Guidelines that are applicable to all Section 16 officers, including the executive officers named in this Proxy Statement. Mr. White, our Chief Executive Officer and Mr. Sulentic, our President, have a target minimum common stock ownership level of five times their annual base salaries. Our other executive officers named in this Proxy Statement (Messrs. Borok, Frese, Blain, and Strong) have target minimum common stock ownership levels of three times their annual base salaries. At any time the executive officer’s equity holdings do not satisfy these guidelines, Messrs. White and Sulentic must retain 100%, and Messrs. Borok, Frese, Blain and Strong must retain 75%, of the shares remaining after payment of taxes and exercise price upon exercise of stock options or upon the vesting of restricted stock. Shares counting toward achievement of the guideline include: shares owned outright (either directly or indirectly), vested restricted stock units, and allocated shares in other Company benefit plans. Unexercised outstanding stock options (whether or not vested) and unvested/unearned restricted and performance shares do not count toward the guideline.

The Board also has adopted Stock Ownership Guidelines for Outside Directors. Each non-employee director has a target minimum common stock ownership level of five times the value of the annual restricted and unrestricted stock grants made by the Company to these outside directors pursuant to its then current director compensation plan. At any time these guidelines are not satisfied, the director must retain the shares remaining after payment of taxes and exercise price upon exercise of stock options or upon the vesting of restricted stock. Shares counting toward achievement of the guideline include: shares owned outright by the director (either directly or beneficially, e.g., through a family trust) and vested restricted stock or restricted stock units. Shares that do not count toward achievement of the guideline include: (a) shares held by mutual or hedge funds in which the outside director is a general partner, limited partner or investor; (b) unexercised outstanding stock options (whether or not vested); (c) unvested/unearned restricted stock or restricted stock units; and (d) shares transferred to an outside director’s employer pursuant to such firm’s policies.

Director Resignation Policy. Our Corporate Governance Guidelines require that directors tender their resignation upon a change of employment. The Governance Committee would then consider whether such change in employment has any bearing on the director’s ability to serve, the Board’s goals regarding Board composition, and any other factors considered appropriate and relevant. The Board would then determine whether to accept or reject such resignation.

Management Succession. The Board periodically reviews with the CEO management succession and development plans, which include CEO succession in the event of an emergency or retirement, as well as the succession of other employees critical to our continued operations and success.

Amended Policy Regarding Transactions with Related Parties. Our Board has adopted a written related party transactions policy. See “Review and Approval of Transactions with Related Persons” on page 53.

For information related to the independence of Board members see “Director Independence” on page 17.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2009, the members of our Compensation Committee were Frederic V. Malek, Bradford M. Freeman and Jane J. Su. None of Messrs. Malek and Freeman or Ms. Su has ever been an officer or employee of our Company or any of our subsidiaries. During 2009, none of our executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee or Board.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the Chairperson of the Board (who acts as the lead independent director), the entire Board or any of its members at CB Richard Ellis Group, Inc., c/o Laurence H. Midler, General Counsel and Secretary, 11150 Santa Monica Blvd., Suite 1600, Los Angeles, California 90025. Stockholders and other interested parties also may e-mail the Chairperson, the entire Board or any of its members c/o larry.midler@cbre.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairperson, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairperson or any other director. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairperson or any other director and will not be retained.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairperson and any other independent director on request. The independent directors grant the General Counsel discretion to decide what correspondence shall be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or his designee) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is published in the Corporate Governance section of the Investor Relations page of our Web site at www.cbre.com.

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills, or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate’s experiences, skills, and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry, and an ability to work collegially. Other factors include having members with various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “Audit Committee Financial Expert” under Section 407 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), as defined by the rules of the SEC.

All potential candidates are interviewed by our Chief Executive Officer, our Board Chairperson and Governance Committee Chairperson, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, the General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. See “Corporate Governance—Submission of Stockholder Proposals and Board Nominees” on page 19 for more information.

Stockholders affiliated with Blum Capital Partners are entitled to nominate directors as set forth under “Related-Party and Other Transactions Involving Our Officers and Directors” on page 52.

DIRECTOR INDEPENDENCE

Pursuant to our Corporate Governance Guidelines and the listing rules of the NYSE, the Board must consist of at least a majority of independent directors. As of March 31, 2010, 80% of our Board is independent. In addition, all members of the Audit Committee, Compensation Committee and Governance Committee must be independent directors as defined by the Corporate Governance Guidelines and the listing rules of the NYSE. Members of the Audit Committee must also satisfy a separate SEC independence requirement, which generally provides that they may not (1) accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries, other than their compensation as directors or members of the Audit or any other committees of the Board, or (2) be an affiliated person of ours.

We adopted the following categorical standards for director independence in compliance with the NYSE corporate governance listing standards: No director qualifies as “independent” unless the Board affirmatively determines each year that the director has no material relationship with us or any of our subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). We and our subsidiaries must identify which directors are independent and disclose the basis for that determination.

1.	The following relationships shall be deemed immaterial in determining director independence:

•

The director, or a company of which the director serves as an officer, director, employee or consultant, receives products or services (e.g., brokerage or property management services) from us or our affiliates or subsidiaries in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties, subject to the dollar limitations described elsewhere in these categorical standards for director independence.

•

A relationship arising solely from a director’s status as an officer, employee or owner of two percent or more of the equity of a company to which we are indebted at the end of our preceding fiscal year, so long as the aggregate amount of the indebtedness of us to such company is not in excess of two percent of our total consolidated assets at the end of our preceding fiscal year.

2.	However, a director is not independent if:

•

The director is, or has been within the last three years, our employee or an employee of any of our subsidiaries, or an immediate family member is, or has been within the last three years, an executive officer of ours or any of our subsidiaries.

•

The director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us, or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

•

The director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who personally works on our, or any of our subsidiaries, audit within that time; or the director or an immediate family member was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on our, or any of our subsidiaries, audit within that time.

•

The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers, or any present executive officers of any of our subsidiaries, at the same time serves or served on that company’s compensation committee.

•

The director or an immediate family member is, or during the last three years was, an officer or senior employee of a company on whose board of directors any of our present executive officers, or any present executive officers of any of our subsidiaries, at the same time serves or served.

•

The director is a current employee, or an immediate family member is a current executive officer, of a company or firm that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

•

The director or an immediate family member is affiliated with or employed by a tax-exempt entity that received significant contributions (i.e., more than 2% of the annual contributions received by the entity or more than $1 million in a single fiscal year, whichever amount is lower) from us, any of our affiliates, any executive officer or any affiliate of an executive officer within the preceding twelve-month period, unless the contribution was approved in advance by the Board.

As a result of the Board’s independence review, which included consideration of the investments and agreements described under “Related-Party and Other Transactions Involving Our Officers and Directors”, the Board affirmatively determined that all of our non-employee directors nominated for election at the Annual Meeting are independent of us and our management under the standards set forth in the Corporate Governance Guidelines, with the exception of Mr. Wirta. Mr. Wirta is not considered independent because of the compensation he received from a consulting relationship with us, which ended June 1, 2007.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Messrs. Feeny, Malek and Wilson qualify as “audit committee financial experts,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Messrs. Feeny, Malek and Wilson were each determined by our Board to meet the qualifications of an “audit committee financial expert” in accordance with SEC rules, including based on their prior experience: Mr Malek actively supervised chief financial officers as a former president of Northwest Airlines, Inc. and Marriott International, Inc., and Mr. Wilson previously served as chief financial officer at Northwest Airlines, Inc. and The Walt Disney Company.

Our Board determined that Mr. Feeny acquired the required attributes for such designation as a result of the following relevant experience, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determination:

•	Mr. Feeny received a B.S. degree in mechanical engineering from Texas A&M University and an M.B.A. from Harvard Business School.

•	Mr. Feeny has been a managing director at Voyager Capital, a venture capital firm, since 2000 and has served on numerous company boards of directors.

•

Mr. Feeny served on the Trammell Crow Company Audit Committee prior to our acquisition of that company in 2006, and chaired the Finance and Audit Committee of the Presidio Trust (a 6-million square foot asset based public/private partnership with the U.S. government).

•

Mr. Feeny served on the board of directors of Stanford Federal Credit Union where he reviewed financial reports and accounting statements for this financial institution. He also served on the Investment Committee of the Children’s Health Council, where he helped oversee the endowment and returns.

•

Mr. Feeny was the Executive Vice President of the Stanford Management Company, which oversaw Stanford University’s endowment, from 1992 to 2000, during which time assets under management grew from $1.5 billion to $9.0 billion.

•	Mr. Feeny was previously a managing partner for Trammell Crow Company in Seattle, with $700 million of assets under management.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee’s policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG LLP’s fees for the fiscal years ended December 31, 2009 and 2008 were as follows (in millions):

	Fiscal 2009	Fiscal 2008
Audit Fees	$6.0	$5.1
Audit-Related Fees	0.8	0.3
Tax Fees	0.6	0.4
All Other Fees	—	—

Total Fees	$7.4	$5.8

A description of the types of services provided in each category is as follows:

Audit Fees—Includes audit of our annual financial statements, review of our quarterly reports on Form 10-Q, statutory audits required internationally, and consents and assistance with and review of registration statements filed with the SEC. In addition, audit fees include those fees related to KPMG LLP’s audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Audit-Related Fees—Includes audits of our employee benefit plans, financial due diligence in connection with acquisitions, and accounting consultations related to generally accepted accounting principles, or GAAP, and the application of GAAP to proposed transactions.

Tax Fees—Includes tax compliance at international locations, domestic and international tax advice and planning and assistance with tax audits and appeals.

None of the services described above were approved by the Audit Committee pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board strongly encourages all directors to make attendance at all annual meetings of stockholders a priority. At the 2009 Annual Meeting on June 2, 2009, eight of our directors attended in person.

SUBMISSION OF STOCKHOLDER PROPOSALS AND BOARD NOMINEES

If you would like to recommend a candidate for possible inclusion in our 2011 proxy statement or bring business before our annual meeting of stockholders in 2011, you must send notice to Laurence H. Midler, Secretary, CB Richard Ellis Group, Inc., 11150 Santa Monica Blvd., Suite 1600, Los Angeles, California 90025, by registered, certified, or express mail and provide the required information as described below.

Stockholders who wish to present a proposal in accordance with SEC Rule 14a-8 for inclusion in the Company’s proxy materials to be distributed in connection with next year’s annual meeting must submit their proposals in accordance with that rule so that they are received by the Secretary at the Company’s executive offices no later than the close of business on December 20, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

In addition, our Amended and Restated By-laws, or By-laws, provide that a stockholder may bring business before our annual meeting if it is appropriate for consideration at an annual meeting and is presented properly for consideration. If a stockholder wishes to bring business to a meeting for consideration under the By-laws rather than under SEC Rule 14a-8, the stockholder must give the Secretary written notice of the stockholder’s intent to do so and provide the information required by the provision of our By-laws dealing with stockholder proposals. In addition, any stockholder is entitled to nominate one or more persons for election as directors. The notice of your proposal or director nomination must be delivered to or mailed and received at our principal executive office no later than March 4, 2011 and no earlier than February 2, 2011, unless our 2011 annual meeting of stockholders is to be held more than 30 days before or more than 70 days after June 2, 2011, in which case the stockholder’s notice must be delivered not earlier than the close of business on the 120th day prior to the 2011 annual meeting and not later than the close of business on the later of the 90th day prior to the 2011 annual meeting or the 10th day after the notice or public disclosure of the date of the 2011 annual meeting is first made or given. The requirements for such notice are set forth in our By-laws, which are posted on the Corporate Governance section of the Investor Relations page on our Web site at www.cbre.com. Any nomination must include the following information:

•	The candidate’s name and business address;

•

A resume or curriculum vitae describing the candidate’s qualifications (including prior business experience for at least the past five years), and that clearly indicates that he or she has the experiences, skills, and qualifications that the Governance Committee looks for in a director as indicated above and in the Governance Committee’s Charter;

•

A statement as to whether or not, during the past 10 years, the candidate has been convicted in a criminal proceeding (excluding traffic violations) and, if so, the dates, the nature of the conviction, the name or other disposition of the case, and whether the individual has been involved in any other legal proceeding during the past five years;

•	A statement signed by the candidate stating that he or she consents to serve on the Board if elected;

•

A statement from the person submitting the candidate that he or she is the registered holder of common shares, or if the stockholder is not the registered holder, a written statement from the “record holder” of the common shares (usually a broker or bank) verifying that, at the time the stockholder submitted the candidate, he or she was a beneficial owner of common shares;

•

A description of any agreement, arrangement or understanding with respect to the nomination or proposal and/or the voting of shares between the stockholder giving notice, the beneficial owner, if any, on whose behalf the nomination or proposal is made, any of their respective affiliates or associates and/or any others; and

•

A description of any agreement, arrangement or understanding the intent or effect of which is to transfer to or from the stockholder giving notice or the “record holder”, the economic consequences of ownership of the shares of the Company or to increase or decrease the voting power of such holder or to provide any such holder, directly or indirectly, with the opportunity to profit or share in any profit derived from any increase or decrease in the value of the shares of the Company.

All candidates nominated by a stockholder pursuant to the requirements above will be submitted to the Governance Committee for its review, which may include an analysis of the candidate from our management. Any stockholder making a nomination in accordance with this process will be notified of the Governance Committee’s decision.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010. During 2009, KPMG LLP served as our independent accountants and reported on our consolidated financial statements for that year.

We expect that representatives of KPMG LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of KPMG LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders’ opinions, which the Audit Committee will take into consideration in future deliberations. If KPMG LLP’s selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent accountants. The Audit Committee may terminate KPMG LLP’s engagement as our independent accountant without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF KPMG LLP AS

OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2010.

OTHER MATTERS

We are not aware of any other matters that will be considered at the Annual Meeting. If any other matters are properly raised at the Annual Meeting, the proxy holders will vote the common stock as to which they hold proxies at their discretion.

EXECUTIVE OFFICERS

In addition to Mr. White, described on page 4 under “Proposal No. 1—Nominees for Election to the Board,” our executive officers as of March 31, 2010 were as follows:

Name	Age	Position
Robert Blain	54	President—Asia Pacific
Gil Borok	42	Executive Vice President and Chief Financial Officer
Calvin W. Frese, Jr.	53	President—Global Services
Arlin E. Gaffner	53	Chief Accounting Officer
Michael J. Lafitte	49	President—Americas
Laurence H. Midler	45	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Michael J. Strong	62	President—Europe, Middle East and Africa
Robert E. Sulentic	53	President

Robert Blain. Mr. Blain has been our President—Asia Pacific since February 2002. Prior to such time, he was employed by Colliers International Property Consultants, Inc., and served as a Regional Investment Director from 1995 to 1998, its Australia Director from 1999 to 2000 and as its Chief Executive—New South Wales from 2000 to February 2002. Mr. Blain holds a diploma in Land Economy from the Real Estate Institute of New South Wales, and is a Fellow of the Royal Institute of Chartered Surveyors, UK and a Fellow of the Australia Property Institute.

Gil Borok. Mr. Borok has been our Chief Financial Officer since March 2010 and Executive Vice President since October 2002. He previously served as our Chief Financial Officer—Americas from March 2009 and our Chief Accounting Officer from January 2007 until March 2010. He also served as our Interim Chief Financial Officer from December 2008 to March 2009 and our Global Controller from October 2002 to January 2007. Prior to that, he was Corporate Controller of Dole Food Company, Inc. from August 1999 to October 2002. Mr. Borok is a certified public accountant in the State of California, and holds a B.A. degree from the University of Pittsburgh and an M.B.A. from the Anderson School at the University of California—Los Angeles.

Calvin W. Frese, Jr. Mr. Frese has been our President—Global Services since March 2010. He previously served as our Global Chief Operating Officer from January 2009 to March 2010 and as President of our Americas business from January 2005 until August 2009. Prior to this, Mr. Frese served as our Chief Operating Officer of the Americas beginning in 2001, and prior to that as our Executive Managing Director of the Central Region from 1998 to 2001. From 1989 to 1998, Mr. Frese was General Partner and Chief Operating Officer of Whittier Partners, a New England-based full-service real estate company and joint venture partner of CB Richard Ellis. He holds a B.A. degree from Trinity College and an M.S. degree in Accounting from the New York University, Leonard N. Stern School of Business.

Arlin E. Gaffner. Mr. Gaffner has been our Chief Accounting Officer since March 2010. Mr. Gaffner has served as Chief Financial Officer of Trammell Crow Company, which operates our Development Services business, since our acquisition of Trammell Crow Company in December 2006. Prior to that, he was the Chief Accounting Officer of Trammell Crow Company from January 2002 until December 2006. Mr. Gaffner is a certified public accountant and holds a B.S. degree from Oral Roberts University.

Michael J. Lafitte. Mr. Lafitte has been the President of our Americas business since August 2009. He previously served as President of our Institutional & Corporate Services business beginning in December 2006. He served as President, Global Services of Trammell Crow Company from June 2003 until December 2006 and prior to that served as Trammell Crow Company’s Chief Operating Officer, Global Services beginning in September 2002. Mr. Lafitte holds a B.A. from the University of Texas and an M.B.A. from Southern Methodist University.

Laurence H. Midler. Mr. Midler has been our Executive Vice President and General Counsel since April 2004. He also serves as our Secretary and Chief Compliance Officer. Prior to joining us, Mr. Midler served as Executive Vice President, General Counsel and Secretary to Micro Warehouse, Inc., from July 2001 until the acquisition of its North American businesses in September 2003. Following the acquisition until March 2004, Mr. Midler served as sole director, President and Chief Executive Officer to manage the process of selling the company’s European operations and winding up the company’s affairs in Chapter 11 bankruptcy. He served as Vice President and Assistant General Counsel of Micro Warehouse, Inc. from September 1998 until July 2001. Mr. Midler began his legal career as an associate at Latham & Watkins, a global law firm, in 1990. He holds a B.A. degree from the University of Virginia and a J.D. degree from The New York University School of Law.

Michael J. Strong. Mr. Strong has been our President—Europe, Middle East and Africa (EMEA) since July 2005. He served as Chairman of Insignia Richard Ellis in Europe from 2000, and continued to perform this role until being appointed President—EMEA in 2005. Formerly Mr. Strong was a Partner of Richard Ellis prior to its acquisition by us in 1998. He was appointed a Fellow of the Royal Institution of Chartered Surveyors in October 1986.

Robert E. Sulentic. Mr. Sulentic has been our President since March 2010, and the President of our Development Services business since December 2006. He previously served as our Chief Financial Officer from March 2009 and our Group President from July 2009, each until March 2010. Mr. Sulentic was a member of our Board and Group President of Development Services, Asia Pacific and Europe, Middle East and Africa from December 2006 through March 2009. Mr. Sulentic was a director of Trammell Crow Company from December 1997 through December 2006, and served as its Chairman of the Board from May 2002 through December 2006. He was President and Chief Executive Officer of Trammell Crow Company from October 2000 through December 2006 and prior to that served as its Executive Vice President and Chief Financial Officer from September 1998 to October 2000. Mr. Sulentic is also a member of the board of directors of Staples, Inc. Mr. Sulentic holds a B.A. from Iowa State University and an M.B.A. from Harvard Business School.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis explains the principles, objectives, and features of our executive compensation program, and it describes how the compensation of our leaders aligns with our corporate objectives and stockholder interests. Although our executive compensation program is generally applicable to each of our senior officers, this discussion and analysis focuses primarily on the program as applied to our Chief Executive Officer, Chief Financial Officer and the other officers included in the Summary Compensation Table, or the “named executive officers”.

Fiscal 2009 was another challenging year for us. Economic conditions in the United States continued to be difficult, with financial markets not yet recovering from the substantial disruption experienced in 2008. This disruption in 2008 caused a freezing up of credit markets, pervasive loss of investor confidence and significant devaluation of assets of all types, from the riskiest to the most secure, which continued into 2009. These conditions also caused increasing job losses throughout 2008 and 2009. The resulting economic contraction in 2008 continued through the first half of 2009 and resulted in further declines in leasing activity and space absorption, rising vacancy rates and decreasing rents across the United States. U.S. investment sales activity fell sharply from peak levels in the second half of 2007 and remained weak throughout 2008 and 2009. This decline reflected an absence of debt financing and investor reluctance to commit to purchase property in the face of market uncertainty. The deteriorating conditions also adversely affected our development and investment management businesses as property values decreased sharply and disposition opportunities were markedly reduced. A return to positive economic growth in the United States in the second half of 2009 did not have a meaningful impact on commercial real estate fundamentals as job losses continued to mount, properties continued to lose value, financing remained constrained, and occupancy and rental rates continued to decline.

The weakening capital markets trend experienced in the United States began to manifest in the United Kingdom in late 2007, and in continental Europe beginning in early 2008. As a result, investment sales and investment management activities in Europe worsened progressively throughout 2008 and into 2009. The major European economies entered into a recession in 2008 resulting in lower levels of leasing activity. The markets in Asia Pacific also began to experience increasingly more severe effects from the global credit market difficulties and worldwide economic slowdown, as reflected in lower investment sales and leasing activity.

The recession that major European economies experienced in 2008 persisted in most countries through 2009, tempering leasing activity. Investment sales in Europe also remained at low levels through 2009, though larger markets like London and Paris showed modest improvement in the fourth quarter of 2009. The markets in Asia Pacific were affected generally to a lesser degree than the United States and Europe, but still experienced lower investment sales and leasing activity through most of 2009. However, by late 2009 transaction activity began to revive in Asia Pacific, reflecting the economic rebound in leading countries in this region, including China and Australia. Deteriorating economic conditions through the first half of 2009 also adversely affected investment management and development activity as property values continued to decline, financing options continued to be limited and disposition opportunities remained constrained.

As with other companies throughout the commercial real estate services industry, we saw continued weak results of operations as 2009 wore on. As a result of these adverse economic conditions, our revenues declined 18.8% from 2008 to 2009, and earnings before interest, taxes, depreciation and amortization, or EBITDA, fell 18.6% over the same period. Our share price, however, increased from $4.32 on December 31, 2008 to $13.57 on December 31, 2009 as our performance stabilized in the latter half of the year. Given the poor macro-economic environment, we achieved solid results, in part by reducing operating expenses faster than the decline in our revenues, resulting in an EBITDA margin of 10.9% for the year. In addition, we took a number of steps throughout the year to strengthen our balance sheet, including amending our credit agreement, extending maturities and amortization schedules on our outstanding debt and accessing the capital markets. This had the effect of reducing our net debt by approximately $550.0 million and extending maturities and/or reducing amortization on approximately $985.0 million of our debt, which significantly extended the weighted average maturity of our outstanding debt.

Our compensation programs are designed to link pay to performance. The decline in our profitability caused a dramatic decline in compensation to our executive officers in 2008 compared to previous years, and this decline was only partially reversed in 2009. Performance bonuses, which make up a significant portion of our executive officers’ cash compensation, were not awarded for 2008 performance and were awarded at only one-half their normal target levels for 2009 performance, as discussed more fully below. The value of equity compensation previously granted to our executive officers has also declined significantly during the recession, although it began to recover in 2009 as our share price improved.

Our 2009 Compensation Program

Our compensation program objectives and what they are designed to achieve

Under normal conditions, the primary objectives set by our Compensation Committee through our executive compensation program are to attract and retain accomplished and high-potential executives and to motivate those executives to achieve short- and long-term goals with the objective of creating sustainable improvements in stockholder value. The current market conditions make it particularly important that we retain the senior executive officers who are responsible for preserving our franchise, leading the Company in a rapidly changing economic environment and positioning us for growth when the market begins to rebound, and that we recognize that these senior executive officers are working with fewer resources and greater duties and responsibilities due to overhead and workforce reductions.

At the beginning of each year, our Board reviews our overall corporate mission, strategy and objectives and approves our annual operating plan and budget. These form the basis for the establishment by our Compensation

Committee of both corporate and business unit annual and long-term performance goals for our executive officers. Consistent with those objectives, our executive compensation program includes both annual cash incentive and stock-based compensation designed to:

1.	Link pay to performance by providing fair compensation to executives based on their performance and contributions, but making a significant portion of each executive officer’s compensation “at risk”, with incentive programs that may result in no payout when the Company’s performance or the officer’s individual performance does not meet pre-established goals;

2.	Provide incentives to attract and retain the leadership talent required to successfully execute our business strategy;

3.	Link the interests of executives to those of our stockholders by instilling a long-term commitment and developing pride and a sense of ownership;

4.	Develop and maintain executive compensation programs and practices that are transparent and reflect best practices in corporate governance; and

5.	Employ compensation programs that are cost-effective and tax-efficient.

We believe that compensation plays a vital role in supporting short- and long-term business objectives that ultimately drive long-term business success. Our compensation programs are designed to focus our executives on our critical goals that translate into long-term stockholder value, i.e., we reward our executives for annual and long-term business performance, based on either global or line of business financial performance and strategic progress. At year-end, results and strategic progress achieved at the corporate, business unit and individual levels are measured relative to the goals previously approved by our Compensation Committee.

EBITDA performance is the primary basis for our financial decision-making tools and cash incentive compensation plans. We believe EBITDA is an effective measure of operating results and provides a strong link to stockholder value. In addition, in establishing our executive officer compensation structure and program, our Compensation Committee also considers:

•	Industry conditions;

•	Corporate performance relative to a selected peer group;

•	Current market data among comparable companies;

•	Current and evolving practices and trends among comparable companies;

•	Overall effectiveness of the program in measuring and rewarding desired performance levels; and

•	Advice to the Compensation Committee from its independent compensation advisors.

We seek to offer total compensation competitive with the market in which we compete for executive talent. We believe that this market is broader than the commercial real estate services industry in which we operate. Accordingly, our Compensation Committee periodically reviews peer group and general industry market survey data and recommendations from our independent compensation consultant for the applicable year to get a general sense of whether our executive compensation is reasonable and competitive with the compensation paid to executives with similar responsibilities at companies both within and outside our industry that we consider to be similar to us. We benchmark compensation against business services sector peers and a broad group of non-manufacturing companies, including our most comparable public company competitors. This peer group changes from time to time and currently consists of the following companies:

AECOM	Hewitt Associates, LLC
Affiliated Computer Services	Interpublic Group
EMCOR Group, Inc.	Jones Lang LaSalle
Fidelity National Financial	Kelly Services, Inc.
First American Corporation	Robert Half International Inc.
Fiserv, Inc.	Unisys Corporation
Foster Wheeler AG	Willis Group Holdings Limited

We include business services companies outside our industry, with stature, size and complexity that approximate our own, in recognition of the fact that competition for senior management talent is not limited to our industry. In addition to market data, the Compensation Committee also considers a number of factors relating to each executive officer, including individual performance, job responsibilities, experience level and ability when setting compensation. For example, our Chief Executive Officer’s base salary and annual incentive awards are above that of the next highest paid Company executive. This is partly a function of competitive market data, which indicates that chief executive officers are paid significantly higher than other executives. It also reflects the Compensation Committee’s view that our Chief Executive Officer bears ultimate responsibility for the Company’s global results and our overall success.

Executive compensation strategy

To achieve our compensation program objectives, we use the following executive compensation strategy:

•	Emphasize variable, performance-based pay that ensures executive compensation is aligned with our performance.

•	Position base salaries at the market median and short-term or annual incentive targets at the 75th percentile.

•	Target long-term incentives at the relevant market median.

•	Use equity compensation as a long-term incentive for alignment with stockholders and as a retention tool, including:

➢	Focus equity participation on those that have line-of-sight to our overall results.

➢	Require executives to own our stock.

Elements of our compensation program

The compensation program for our executive officers is primarily comprised of three major elements:

•	Base salary;

•	Short-term, or annual, incentives; and

•	Long-term equity incentives.

A significant percentage of our executive officers’ compensation package is in the latter two categories and variable, based on corporate, divisional and individual performance. The Compensation Committee administers the Company’s Executive Incentive Plan, or EIP, determines the targets for cash performance awards under our Executive Bonus Plan, as amended, or EBP, and the amount of specific equity awards based on advice from its outside consultant regarding market parameters within our peer group companies and other subjective factors, including an assessment of business unit financial performance, individual past performance, potential future performance and retention risk. Actual payouts under these bonus plans may be lower than the bonus targets established early in the year based on the financial and subjective factors discussed below.

Actual total compensation levels will vary from year to year based on performance relative to goals and changes in stockholder value. Our pay practices support our efforts to attract, motivate, incentivize and retain exceptional business leaders with demonstrated performance, leadership and potential capabilities to deliver innovative initiatives while concurrently meeting aggressive long-term business objectives. Such pay practices are highly differentiated based on individual performance, leadership and potential as well as overall enterprise and business unit results. They are assessed in the context of a rigorous performance management process.

Base salary: We provide competitive base salaries that allow us to attract and retain a high performing leadership team at a reasonable level of fixed costs. Base pay levels generally will be set at the market median, although exceptions can exist both above and below median to reflect a variety of factors such as skills and experience, the importance of the position to us, the difficulty of replacement and affordability. Base salaries are generally reviewed annually during the first quarter of the year, and at other times if an executive officer’s responsibilities have materially changed.

Short-term or annual performance awards: In 2009, our executive officers participated in the EIP and EBP for purposes of determining annual performance awards. These plans were designed to motivate and reward executives by aligning pay with annual performance, as measured by a combination of challenging financial and strategic goals. The EIP is a bonus plan that permits executives to earn performance awards up to a cap based on a percentage of our EBITDA for the relevant performance period. The EIP has been approved by our shareholders, and all bonus compensation paid under the EIP is considered “performance-based” and therefore fully tax-deductible under Section 162(m) of the Internal Revenue Code. The Compensation Committee uses the EBP to set specific targets for and make awards to our executive officers within the overall maximum thresholds of the EIP. Although awards are typically made pursuant to the terms of the EBP, which may have a lower maximum threshold than the EIP, the Compensation Committee may exercise its discretion in any year to award additional amounts outside the EBP, up to the maximum amounts permitted under the EIP, or even outside the EIP as a non-plan discretionary bonus.

We use EBITDA as the primary financial measure when establishing performance targets to effectively tie compensation to our operating results. EBITDA is measured against plan at the corporate level for the CEO and other corporate executives, and at the business unit and corporate level for line executives, to appropriately tie an individual’s compensation to performance in the areas where he or she has a direct impact. The following table illustrates the weightings for financial and strategic measures for each EBP participant:

	Financial Measures	Strategic Measures
	80%	20%
CEO President	Corporate EBITDA

Global Region President	Corporate & Business Unit EBITDA	tailored to each executive position
Line of Business Leader	Corporate & Line of Business EBITDA

	60%	40%
Staff Executives (Finance, Legal)	Corporate EBITDA	tailored to each executive position

Target financial performance under the EBP corresponds to our internal financial plan, which, in our opinion represents aggressive goal-setting. For our executives to be eligible to receive an incentive bonus based on the Company’s financial performance in 2009, as measured by EBITDA, the Company’s performance had to fall within a range of 70% to 133% of the applicable target goal. The 2009 EBITDA targets for the CEO and our named executive officers were as follows:

	EBITDA Target	Relevant Business Measure
Brett White Robert E. Sulentic Gil Borok	$551.0 million	Corporate (100%)

Calvin W. Frese, Jr.	$369.0 million $551.0 million	Americas (50%) Corporate (50%)

Robert Blain	$ 63.4 million $551.0 million	Asia-Pacific (50%) Corporate (50%)

Michael J. Strong	$ 96.9 million $551.0 million	EMEA (50%) Corporate (50%)

Twenty percent of the cash performance awards under the EBP are based on strategic measures assigned by the Compensation Committee for each executive officer, except for staff executives such as Mr. Borok whose strategic measures account for 40%. The strategic measures are generally more qualitative in nature. These measures are designed to reward the quality of current earnings and positioning of the business for the future. The strategic measures for our executive officers that were set in early 2009 under the EBP were as follows:

•

Mr. White: Succession planning for senior positions; continued positive leadership and morale building; completion of in-depth strategy review with the Board; debt covenant compliance; and cost containment.

•

Mr. Sulentic: Assumption of role of Chief Financial Officer and visible leadership role with financial community; successful amendment of credit facility; development of plan to de-leverage and/or defer amortization and maturities of debt; create best-in-class finance organization.

•

Mr. Borok: Support for business operations and financing activity; successful management of accounting operations; contribution to successful CFO transition; implementation of improvements to long-range planning and budgeting system; and establishment of finance and accounting leadership role in the Americas business.

•

Mr. Frese: Development of thorough understanding of each major geography and business unit; development of strong working relationships with global line-of-business and geographic leaders; debt covenant compliance; cost containment; and retention and motivation of key global leaders.

•	Mr. Blain: Implementation of cost reduction targets; development and management of risk management protocols; and development of succession plans for senior positions.

•	Mr. Strong: Implementation of cost reduction targets; and development of succession plans for senior positions.

For 2009, eligible payouts ranged from 0 to 200% of target awards for financial measures and from 0 to 100% of target awards for strategic measures. As a result, for these executives, other than Mr. Borok, maximum bonuses under this formula were 180% of target (i.e., (80% X 200%) + (20% X 100%) = 180%). For Mr. Borok, the maximum bonus under this formula was 160% of target (i.e., (60% X 200%) + (40% X 100%) = 160%).

In light of our cost containment efforts in 2009, the 2009 performance award targets listed below were set at 50% of the regular bonus target award for each executive under the EBP. Actual performance did not achieve 100% of the EBITDA financial targets against which each executive was measured in 2009. Actual EBITDA results were as follows: Corporate $458.7 million, Americas $321.0 million, EMEA $77.8 million, and Asia-Pacific $61.2 million. Based on actual EBITDA performance, under the EBP, Messrs. White, Sulentic and Borok would have received 44.12% of the financial portion of their bonus targets, Mr. Frese would have received 50.37%, Mr. Blain would have received 66.23% and Mr. Strong would have received 39.19%. Based on their EBP-based strategic objectives, they achieved 96%-97% of that portion of their bonus targets. However, under the EIP, our Chief Executive Officer was eligible for a bonus up to 1.0% of EBITDA, and the other executives were eligible for bonuses up to 0.5% of EBITDA. The Compensation Committee decided to award bonuses to our executives equal to what they would have received had they achieved 100% of the financial portion of their bonus targets and 96%-97% of the strategic objective portion of their bonus targets. These amounts were significantly less than amounts for which they were eligible under the EIP, but they exceeded what they otherwise would have earned pursuant to a straight calculation under the EBP. The Compensation Committee felt it appropriate to pay these amounts because of the strong performance by each of these executives in successfully navigating the Company through unprecedented difficult market conditions, the difficulty that existed at the time EBITDA targets were established in early 2009 in predicting that then-current market conditions would continue through much of 2009, and the quality of earnings (EBITDA margins were an industry-leading 10.9% despite severe headwinds in the industry).

Name	2009 Performance Award Targets	2009 Performance Awards
Brett White	$850,000	$843,200

Robert E. Sulentic	$450,000	$446,400

Gil Borok	$150,000	$147,600

Calvin W. Frese, Jr.	$450,000	$447,300

Robert Blain	$260,000	$257,900

Michael J. Strong	$320,000	$318,020

The EBP also provides our Chief Executive Officer the opportunity to recommend a supplementary discretionary bonus, or CEO award, in cases of exceptional performance. These CEO awards for executive officers are subject to approval by our Compensation Committee. In 2009, Mr. Blain received a CEO award of $150,000 to mark his exemplary leadership and the outstanding performance of the Asia-Pacific business in 2009 relative to our other businesses generally. In addition, Mr. Strong received a bonus of $379,550 as a result of his participation in the United Kingdom business profit share pool generally available to other executives in the U.K business in 2009.

Long-term incentives: We use equity compensation as a long-term incentive for alignment with stockholders and as a retention tool focused on top executives that have line of sight to results. Long-term incentives, i.e., equity awards, for our executive officers are targeted at the market median for our peer group and have historically been provided annually through a combination of stock options and restricted shares granted under our Second Amended and Restated 2004 Stock Incentive Plan, or 2004 Stock Plan.

The link to performance in our long-term incentive grants is prospective in nature. For example, stock options are designed to motivate executives to engage in behaviors that create long-term stockholder value. The stock price must grow above the share price at grant in order for the executive to realize value upon vesting. Similarly, restricted stock and restricted stock units encourage executives to not only contribute to the creation of additional stockholder value but also to help maintain and preserve existing stockholder value. Lastly, our equity grants are subject to multi-year vesting schedules (typically over at least four years), which help us to retain key talent, and ensure our executives take a long-term view with regard to growth in stockholder value. The ultimate value earned by the executives will depend on our stockholder return performance after the grants are made. The executive grant guidelines are determined by our Compensation Committee and are based on each executive’s position within our organization, job performance, future potential, awards made to executives at comparable companies and other factors.

In 2009, equity awards made to our executive officers pursuant to our management grant program were entirely restricted stock, while prior years have included a mix of stock options and restricted stock. We made this change because we believed that stock options could have less retention value for our executives and other employees in the current environment and we wanted to avoid rapid depletion of the shares available for grant under the 2004 Stock Plan. In addition, the amounts awarded to certain of our executives in 2009, including the executives named in this Proxy Statement, were approximately two times the targeted annual amount. The Compensation Committee decided to provide the supplemental grant to provide a more effective incentive and retention tool for these executives during an unprecedented challenging economic environment. The Compensation Committee expects that these executive officers may not receive regular annual grants in 2010, but this will be subject to market conditions. Detailed information on equity compensation grants to our executive officers in 2009 is reported on page 38 in the table of Grants of Plan-Based Awards.

•

Stock options: Although we did not grant stock options in 2009, we have granted stock options in past years to motivate our executives to engage in behaviors that create stockholder value, thereby aligning the interests of executives and stockholders. For an executive to receive value from a stock option, the stock price must grow to be above the grant date price after the stock option vests. We grant stock options with an exercise price equal to the fair market value of our common stock on the date of grant, which is defined in our 2004 Stock Plan as the closing price of our common stock on the NYSE. Generally, stock options have a term of seven years from the date of grant and vest 25% per year beginning on the first anniversary of the grant date. This multi-year vesting schedule helps us retain key talent and ensure that executives take a long-term view with regard to growth in stockholder value. For purposes of determining the number of options granted to each executive under our value-based guidelines, options are valued using the Black-Scholes option pricing model.

•

Restricted stock: We have awarded restricted stock because we believe that it also aligns the interests of our executives with those of stockholders. Restricted stock encourages executives to create stockholder value and to maintain and preserve value, thus ensuring that executives carefully consider the degree of risk associated with the strategic plan. Restricted stock also can provide a more effective retention tool in a declining market than stock options, which have no little or no retention value if the price of the common stock falls after grant. Restricted stock granted to executives generally vests at a rate of 25% per year beginning on the first anniversary of the grant date, subject to the executive’s continued employment, which also provides a strong retention mechanism. For purposes of our value-based guidelines, the value of each share of restricted stock is equal to the value of one share of our common stock on the date of grant, which also equals our accounting cost.

Stock Option Exchange Program. In December 2008, the Compensation Committee reviewed our use of equity incentives and noted that a large number of issued stock options were no longer serving as effective incentive or retention tools because the exercise price of the options significantly exceeded the price of our common stock. These stock options were still being recorded as a compensation expense by us and contributing to our potential employee equity overhang. In February 2009, the Compensation Committee recommended to the Board, and our Board and stockholders subsequently approved, a one-time stock option exchange program, under which our eligible employees would be offered the opportunity to exchange eligible out-of-the-money stock options generally for shares of restricted stock. Under the program, outstanding stock options granted after our initial public offering in 2004 and prior to 2008, generally with an exercise price significantly exceeding the then-current price of our common stock traded on the NYSE, were eligible to participate. The exchange ratio for employees was set to result in the same or lower fair value for the new shares as for the options surrendered for cancellation, so that no additional expense was incurred.

The Compensation Committee concluded that our executive officers should be eligible to participate in the stock option exchange program to provide them with improved incentives to increase stockholder value, to increase the retention value of their employee equity, and to return significantly more shares to the reserve under the 2004 Stock Plan—all at no additional compensation expense to the company for accounting purposes. The exchange ratios for our executive officers, however, provided for fewer new shares of restricted stock in exchange for eligible stock options, and were therefore less favorable than the exchange ratios available to our other employees. The executive officer exchange ratio generally provided for 75% of the shares that our other employees would have received in exchange for the same stock options.

The stock option exchange program was approved by stockholders on June 2, 2009 and the fair value for purposes of granting new shares in the exchange was $8.09, the closing price of our common stock as reported on the NYSE on the date the new shares were issued on July 9, 2009.

A total of 123 employees participated in the stock option exchange program, including the five named executive officers shown below. The new shares issued each had a new four-year vesting schedule commencing on July 9, 2009.

Executive Officer Stock Option Exchange Participation

Participating Executive Officer	Stock Options Exchanged	Exercise Prices	New Shares Issued
Brett White	220,891	$23.46-27.19	62,383
Robert E. Sulentic	51,440	$27.19	15,540
Gil Borok	29,146	$23.46-27.19	8,226
Calvin W. Frese, Jr.	102,578	$23.46-27.19	29,104
Robert Blain	73,040	$23.46-27.19	20,616

Deferred Compensation Plans: Historically, we have maintained four deferred compensation plans, or DCPs, in which, in prior years, highly compensated employees were allowed to defer portions of their salaries and annual performance awards, as described on page 45 under “Summary of Plans, Programs and Agreements—Deferred Compensation Plans.” The purpose of these plans was to provide highly compensated employees a tax-efficient way to defer compensation to future years, thus increasing the perceived value of the overall program in support of our attraction/retention objectives. In December 2008, all of our deferred compensation plans were merged into the deferred compensation plan we adopted after our initial public offering in 2004, or the Post-August 2004 DCP. Under the Post-August 2004 DCP, participants could deposit their deferred income into a money market fund or mutual fund investment options, and after August 12, 2008, they could allocate amounts held in the plan to purchase Company stock units, each of which was equivalent to one share of our common stock. We did not provide above market or guaranteed returns on non-qualified deferred compensation.

Effective January 1, 2009, no additional deferrals were permitted under the Post-August 2004 DCP. We notified participants that we would merge the plans into and modify the Post-August 2004 DCP pursuant to the transition rules under Internal Revenue Code Section 409A, which would allow participants to make new distribution elections prior to December 31, 2008 and receive distributions at specified dates in 2009. These actions accelerated distributions from the DCP of all cash and shares of our common stock to the DCP participants in 2009, but did not have any material effect on our statement of operations.

Change of control agreements: We did not have change of control agreements with any of our executive officers as of December 31, 2009.

In general and other than as described under “Summary of Plans, Programs and Agreements—Other Agreements with Executive Officers” we have not entered into employment agreements with our executives. We generally believe that our compensation structure, including our long-term incentives, reflects our strategy of achieving our retention goals in the absence of employment contracts.

Benefits and Perquisites: Our executive officers participate in our benefit plans on the same basis as all of our other employees. We do not offer our executive officers perquisites, with the exception of Messrs. Sulentic and Blain. Mr. Sulentic received a one-time housing, travel and living allowance of $152,405 relating to the relocation of his principal place of business from Dallas to Los Angeles upon becoming the Chief Financial Officer in 2009. We provided Mr. Blain, who is based in Hong Kong, with allowances for housing, education/subsistence/travel, and insurance in an aggregate amount of $145,565 in 2009. Such allowances are customary in the market for executives working overseas.

Changes to our Compensation Program in 2010

On March 4, 2010, our Compensation Committee approved performance award target amounts for our CEO, CFO and our other named executive officers for 2010. Continuing our aggressive cost-reduction program into 2010, the target amounts generally reflect 75% of these officers’ normal target amounts. The 2010 targets for the Chief Executive Officer, Chief Financial Officer and the other named executive officers for 2010 are set forth below:

Name	2010 Performance Award Targets
Brett White	$1,275,000
Chief Executive Officer

Robert E. Sulentic[1]	$750,000
President

Gil Borok	$225,000
Executive Vice President and Chief Financial Officer

Calvin W. Frese, Jr.	$675,000
President—Global Services

Robert Blain	$390,000
President—Asia Pacific

Michael J. Strong	$480,000
President—EMEA

[1]	Mr. Sulentic was appointed President on March 4, 2010 and his performance award target and base salary were each increased by $100,000 for 2010.

Economic forecasts for 2010 generally call for a slow recovery from the recession in 2008 and 2009. We expect that 2010 will continue to present strains on the resources of our clients, with a corresponding negative impact on our businesses and operations. As a result, the performance award targets approved for our executive officers in 2010 were based on our Compensation Committee’s reasonable judgment of what would be a good outcome for the Company in 2010 based on information known at the time of such determination.

Also in 2010, the temporary decrease to the annual base salaries of our executive officers will terminate effective June 27, 2010 when salary reductions for most of our U.S.-based employees expire. The 2010 annual salaries for the CEO, CFO and the other named executive officers are set forth below:

Name	Pre-June 27, 2010 Annual Base Salary	Post-June 27, 2010 Annual Base Salary
Brett White	$765,000	$850,000
Chief Executive Officer

Robert E. Sulentic[2]	$598,000	$700,000
President

Gil Borok	$418,000	$450,000
Executive Vice President and Chief Financial Officer

Calvin W. Frese, Jr.	$553,000	$600,000
President—Global Services

Robert Blain	$481,000	$520,000
President—Asia Pacific

Michael J. Strong	$463,600	$480,000
President—EMEA

CEO Retention Award

On March 4, 2010, the Compensation Committee granted a special restricted stock unit award to Mr. White, pursuant to a Special Retention Award Restricted Stock Unit Agreement. The committee determined that it was in the best interest of the Company and its shareholders to compensate Mr. White in a range between the median and 75th percentile of our designated peer group of similar companies. As a result, the committee, working with its independent compensation consultant, concluded that an adjustment to total direct compensation for Mr. White was appropriate. After a thorough review of available mechanisms and currency for adjustment, the committee determined to effect the entire adjustment in a one-time grant of restricted stock units. Unlike the Company’s traditional management equity grants, which vest ratably on an annual basis, this restricted stock unit award will vest on a “cliff” basis five years from the date of grant. The committee believes that this award accomplishes two goals: first, to adjust Mr. White’s compensation as appropriate for his position; and second, to do so in a manner that aligns Mr. White’s interests with that of our shareholders and provides a significant incentive for him to remain with the Company for at least the next five years.

Under the grant, Mr. White received 552,282 restricted stock units. This award vests on March 4, 2015, and each unit is convertible into one share of the Company’s common stock, subject to the Company’s Second Amended and Restated 2004 Stock Incentive Plan. In the event of Mr. White’s death, disability, retirement, termination without cause or resignation for good reason, he will be entitled to accelerated vesting of a pro rata portion of the award. In the case of retirement, the prorated units will not convert to shares until March 4, 2015.

[2]	Mr. Sulentic was appointed President on March 4, 2010 and his performance award target and base salary were each increased by $100,000 for 2010.

In the event of Mr. White’s termination without cause or resignation for good reason in connection with a change of control of the Company, he will be entitled to accelerated vesting of the entire restricted stock unit award. Mr. White has agreed that following his retirement and until March 4, 2015, he will forfeit his restricted stock units if he:

•	accepts employment with another commercial real estate services company;

•	solicits the Company’s clients or potential clients for the purpose of providing commercial real estate services; or

•	solicits or hires any of the Company’s employees or independent contractors for the purpose of providing commercial real estate services.

In addition, Mr. White has agreed that the Company may recoup the proceeds of any sale of shares issued upon settlement of his restricted stock units if the Company is required to restate its financial statements in whole or in part as a result of an act of embezzlement, fraud or breach of fiduciary duty by Mr. White. This clawback of proceeds shall apply to any such sale of shares that occurred within 12 months after the financial statements to be restated were first filed with the SEC, and it will expire on March 3, 2018, unless the Board has given Mr. White notice that it intends to invoke the provision following a requirement or decision to restate the Company’s financial records for any of the reasons noted above.

Equity Ownership Policy

Our objective to link compensation to the long-term success of the Company is reinforced by our equity ownership policy. To further align their interests with stockholders over the long term, this policy restricts selling by each executive officer until the executive acquires and maintains significant levels of Company stock (5x base salary for the Chief Executive Officer and President and 2x or 3x base salary for other executive officers, depending on their position). Until the minimum thresholds are satisfied, an executive officer is restricted from selling stock (all or a portion, depending on their position), including shares acquired upon the exercise of stock options, net of amounts necessary to pay withholding tax and exercise prices. This policy was effective January 1, 2008 and our executives are permitted to satisfy this ownership requirement over time through existing and new equity awards.

Timing of equity grants

We have an Equity Award Policy that is published in the Corporate Governance section of the Investor Relations page on our Web site at www.cbre.com. This policy (1) generally sets the timing of our annual equity grants, (2) provides that our Compensation Committee may not delegate any of its authority under our 2004 Stock Plan without prior Board approval and (3) provides that the effective date of a grant is either the date our Compensation Committee approves the award or a later date specified at that time. Our executive officers generally receive equity awards each year as part of an annual grant to our senior managers and other leaders approved by our Compensation Committee. This grant of stock options and restricted stock awards generally occurs at the Fall meeting of the Compensation Committee. There are stringent controls around any award made outside of the normal cycle. The exercise price of stock options and value of restricted stock awards is the fair value on the grant date, based on the closing price of our common stock on the NYSE and as set forth in our 2004 Stock Plan.

Policy on stock trading and hedging

We have a pre-clearance process for trades in CB Richard Ellis securities that all directors, executive officers and other designated insiders must follow. We also prohibit our directors, executive officers and other designated insiders from trading in CB Richard Ellis securities outside of our quarterly trading windows. In addition, we prohibit all hedging transactions involving our stock so our executives cannot insulate themselves from the effects of poor stock price performance.

Role of Compensation Consultant and Input of Executive Officers

Our Compensation Committee has retained Frederic W. Cook, or FW Cook, as its independent compensation consultant. FW Cook reports directly to the Compensation Committee and does not provide any services other than those requested by the Compensation Committee Chair and related to FW Cook’s engagement as the independent consultant to the Compensation Committee. FW Cook prepares benchmarking analyses for the Compensation Committee based on its review of compensation at and financial performance of the peer group of companies identified above. FW Cook also meets with the Compensation Committee and with management to solicit input on job scope, performance, retention issues and other factors it views as relevant. FW Cook then prepares reports to the Compensation Committee with recommendations as to compensation opportunities of the applicable executive officers.

Our Chief Executive Officer meets with FW Cook to provide information about the Company and its industry that is helpful in conducting an accurate peer group company benchmarking survey. In addition, our Chief Executive Officer is given an opportunity to review the consultant’s report to the Compensation Committee and provides the committee with commentary on certain portions of the report. He also attends, at the invitation of the Compensation Committee, portions of its meetings when the performance of the executive officers who report directly to him and other applicable executive officers is discussed. During these meetings, he provides an assessment of their performance and recommends a payout of some or all of the compensation recommended by FW Cook. The Compensation Committee makes all ultimate compensation decisions, incorporating both the feedback from FW Cook and our Chief Executive Officer. Our Chief Executive Officer does not attend discussions where his performance is evaluated and does not make recommendations regarding his own compensation.

Section 162(m) tax considerations

When structuring our executive compensation programs, we consider Internal Revenue Code Section 162(m), which limits the deductibility of executive compensation paid by publicly held corporations to $1,000,000 per employee, unless the compensation is performance-based. We use and intend to use performance-based compensation when it is consistent with our philosophy and in our and our stockholders’ best interests. In March 2007, our Compensation Committee adopted, and in June 2007 our stockholders approved, the CB Richard Ellis Group, Inc. Executive Incentive Plan, or EIP. The EIP is meant to enable us to avail ourselves of the exemption from deductibility limits under Section 162(m). Under the EIP, the maximum award for each annual performance period that may be granted is equal to 1.0% of EBITDA for our Chief Executive Officer and 0.5% of EBITDA for each of our other participating executive officers. Our Compensation Committee may adjust such awards downward, but not upwards from these amounts. The Compensation Committee generally determines the actual amount of such awards through application of the EBP or its successor plans, as well as consideration of other factors determined to be relevant by our Compensation Committee in gauging the performance of each executive. The Board may exercise its discretion to award bonuses to any of our executive officers up to the maximum amount permissible under the EIP.

In addition, our 2004 Stock Plan includes provisions that will permit certain types of equity incentive awards granted under the plan to satisfy the performance-based exemption from deductibility limits under Section 162(m).

The Compensation Committee’s policy is to take Section 162(m) into account in establishing compensation for our executives. While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the Compensation Committee’s overall compensation philosophy and objectives. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers competitively and in a manner commensurate with performance. From time to time, the Compensation Committee may therefore award compensation to our executive officers which is not fully deductible if it determines that such award is consistent with its philosophy and is in our and our stockholders’ best interests.

Compensation Committee Report

The Compensation Committee reviewed and discussed with management of the Company the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in CB Richard Ellis’ Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation Committee

Frederic V. Malek, Chair
Bradford M. Freeman
Jane J. Su

Notwithstanding any statement in any of our filings with the SEC that might incorporate part or all of any filings with the SEC by reference, including this Proxy Statement, the foregoing Report of the Compensation Committee is not incorporated into any such filings.

SUMMARY COMPENSATION TABLE

The following table sets forth information for the fiscal years ended December 31, 2009, 2008 and 2007 concerning the compensation of our Chief Executive Officer, Chief Financial Officer and certain of our other executive officers, including the temporary decrease to the annual base salaries, effective March 15, 2009. For stock and option awards, the dollar amounts set forth in the table below reflect the aggregate grant date fair values with respect to awards granted in each year. Mr. Borok served as our interim Chief Financial Officer from December 1, 2008 until March 3, 2009 when Mr. Sulentic became our Chief Financial Officer. On March 4, 2010, Mr. Sulentic became our President and Mr. Borok became Chief Financial Officer. Mr. Frese was our Global Chief Operating Officer in 2009. On March 4, 2010, he became our President—Global Services. The following table identifies the principal capacity in which each of the named executive officers served us as of the end of 2009.

Name and Principal Position	Year	Salary	Bonus (1) (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensa- tion (4) ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings (5) ($)	All Other Compensa- tion (6)(7)(8) (9)(10) ($)	Total (11)(12) ($)
Brett White	2009	$781,346	$—	$5,599,989	$—	$843,200	—	$—	$7,224,535
President and Chief Executive Officer	2008	850,000	—	1,874,993	622,726	—	—	—	3,347,719
	2007	813,077	—	1,249,979	1,270,568	2,754,000	—	—	6,087,624

Robert E. Sulentic	2009	$520,673	$—	$3,199,989	$—	$446,400	—	$152,405	$4,319,467
Chief Financial Officer and Group President	2008	581,140	—	937,490	311,363	—	—	4,125	1,834,118
	2007	600,000	300,000	624,989	635,284	1,350,000	—	11,950	3,522,223

Gil Borok	2009	$412,806	$125,000	$799,989	$—	$147,600	—	$—	$1,485,395
Executive Vice President, Chief Accounting Officer and Chief Financial Officer—Americas	2008	308,500	50,000	245,240	81,449	—	—	2,250	687,439

Calvin W. Frese, Jr.	2009	$562,038	$—	$2,999,992	$—	$447,300	—	$—	$4,009,330
Global Chief Operating Officer	2008	600,000	—	937,490	311,363	—	—	2,250	1,851,103
	2007	600,000	500,000	624,989	635,284	735,000	—	2,250	3,097,523

Robert Blain	2009	$488,500	$150,000	$1,999,994	$—	$257,900	—	$145,565	$3,041,959
President—Asia Pacific	2008	520,000	—	614,237	204,002	—	—	145,439	1,438,678
	2007	460,000	114,000	409,481	416,232	874,000	—	147,000	2,420,713

Michael J. Strong	2009	$450,371	$379,550	$1,999,994	$—	$318,080	—	$—	$3,147,995
President—EMEA

(1)	The total amounts shown in this column reflect discretionary cash-based CEO awards issued for 2007 to Messrs. Frese, Sulentic and Blain in connection with their performance for the year ended December 31, 2007, and for 2009 to Mr. Blain in connection with his performance for the year ended December 31, 2009. Mr. Strong received a bonus in lieu of his participation in the United Kingdom business profit share pool generally available to other executives in the U.K business in 2009.

(2)	Reflects a transition bonus paid in 2008 and 2009 to Mr. Borok, upon his assumption of the interim Chief Financial Officer role on December 1, 2008.

(3)	All grants were made under the 2004 Stock Plan. See Note 13 “Employee Benefit Plans” to our interim financial statements as reported on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, Note 2 “Significant Accounting Policies” and Note 15 “Employee Benefit Plans” to our consolidated financial statements as reported on Form 10-K for the year ended December 31, 2009 for a discussion on the valuation of our stock awards and option awards. Includes the award of restricted shares of our Class A common stock granted in connection with the stock option exchange program completed on July 9, 2009 under which eligible employees tendered and the company accepted for cancellation eligible options. As required by SEC rules, the incremental fair value of such awards was computed in accordance with FASB ASC Topic 718, and as a result there was no incremental fair value attributable to such awards. This column includes the annual management grants on September 9, 2009, which were approximately two times the targeted annual amount. The Compensation Committee determined to provide the supplemental grant to provide a more effective incentive and retention tool for these executives during an unprecedented challenging economic environment.

(4)	Amounts in this column relate to compensation pursuant to our bonus plans referred to in this proxy statement as the EIP and EBP. Amounts reflected in this table generally are based on the achievement of financial and non-financial performance objectives that are established at the beginning of each fiscal year.

(5)	Although Messrs. Frese and White have contributed to our deferred compensation plans described on page 45, earnings on deferred compensation are not reflected in this column because we do not provide above market or guaranteed returns on non-qualified deferred compensation.

(6)	The amount in this column includes a matching contribution of $2,250 for Messrs. Borok, Frese, and Sulentic to each of his 401(k) account pursuant to our 401(k) plan’s employee match policy for fiscal year ending December 31, 2008 based on contributions by Messrs. Borok, Frese, and Sulentic. The amount in this column includes a matching contribution of $2,250 for Messrs. Frese and Sulentic to each of his 401(k) account pursuant to our 401(k) plan’s employee match policy and $7,750 to Mr. Sulentic pursuant to the Trammell Crow Company 401(k) Plan for fiscal year ending December 31, 2007 based on contributions by Messrs. Frese and Sulentic.

(7)	Reflects the amount of premiums paid by us for an umbrella insurance policy of $1,875 for 2008 and $1,950 for 2007 for Mr. Sulentic.

(8)	Mr. Sulentic received a one-time housing, travel and living allowance of $152,405 relating to his move of his principal place of business to Los Angeles upon becoming the Chief Financial Officer in 2009.

(9)	Mr. Blain received a housing allowance of $105,979, education/subsistence/travel allowance of $34,357 and an insurance allowance of $5,228 in 2009; a housing allowance of $102,555, education/subsistence/travel allowance of $39,013 and an insurance allowance of $3,871 in 2008; and a housing allowance of $78,500, education/subsistence/travel allowance of $67,000 and an insurance allowance of $1,500 in 2007.

(10)	Other than the perquisites described in footnotes (7) to (10) above relating to Messrs. Sulentic and Blain, our executive officers participate in the same benefit plans as all of our other employees and we otherwise do not offer our executive officers perquisites.

(11)	Mr. Blain’s salary and non-equity incentive plan compensation amounts are determined in U.S. dollars but are paid in Hong Kong dollars. We pay Mr. Blain’s salary on the last day of each month in Hong Kong dollars converted from U.S. dollars at the prevailing exchange rate as published by the Wall Street Journal on the date his salary is determined by our Compensation Committee. We convert Mr. Blain’s non-equity incentive plan compensation amount from U.S. dollars to Hong Kong dollars on the day that amount is paid, converted at the prevailing rate set by The Hongkong and Shanghai Banking Corporation Limited.

(12)	Mr. Strong’s salary and non-equity incentive plan compensation amounts are paid in British Pound Sterling. We pay Mr. Strong’s salary on the last day of each month in British Pound Sterling converted from U.S. dollars at the prevailing exchange rate as published by Bloomberg L.P. on the date his salary is paid. We convert Mr. Strong’s bonus and non-equity incentive plan compensation amount from U.S. dollars to British Pound Sterling on the day that amount is paid, converted at the prevailing rate set by Bloomberg L.P.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning stock and cash awards during the fiscal year ended December 31, 2009 to the persons named in the table under “Summary Compensation Table,” each of which was granted pursuant to our 2004 Stock Plan, Executive Incentive Plan or Executive Bonus Plan described below. The Grant Date Fair Value of Stock was computed by the Number of Awards multiplied by Grant Date Fair Value of Stock on the grant date.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)(3)
		Threshold ($)	Target ($)	Maximum ($)
Brett White		$0	$850,000	$1,530,000	—	—	—
	July 9, 2009	—	—	—	62,383	—	—	$504,678
	September 9, 2009	—	—	—	489,082	—	—	5,599,989

Robert E. Sulentic		0	450,000	810,000	—	—	—
	July 9, 2009				15,540	—	—	125 719
	September 9, 2009				279,475	—	—	3,199,989

Gil Borok		0	150,000	240,000	—	—	—
	July 9, 2009	—	—	—	8,226	—	—	66,548
	September 9, 2009	—	—	—	69,868	—	—	799,989

Calvin W. Frese, Jr.		0	450,000	810,000	—	—	—
	July 9, 2009	—	—	—	29,104	—	—	235,451
	September 9, 2009	—	—	—	262,008	—	—	2,999,992

Robert Blain		0	260,000	468,000	—	—	—
	July 9, 2009	—	—	—	20,616	—	—	166,783
	September 9, 2009	—	—	—	174,672	—	—	1,999,994

Michael J. Strong		0	320,000	576,000	—	—	—
	September 9, 2009	—	—	—	174,672	—	—	1,999,994

(1)	Amounts reported represent each executive officer’s annual incentive opportunity in 2009 under our EBP. The actual amounts paid are included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 37.

(2)	Includes the award of restricted shares of our Class A common stock granted in connection with the stock option exchange program completed on July 9, 2009 under which eligible employees tendered and the company accepted for cancellation eligible options. The restricted shares granted in connection with the stock option exchange program had a fair value that was less than the fair value of the stock options surrendered, thus, no incremental compensation expense was recognized. The September 9, 2009 grants were approximately two times the targeted annual amount. The Compensation Committee determined to provide the supplemental grant to provide a more effective incentive and retention tool for these executives during an unprecedented challenging economic environment.

(3)	The closing price of our common stock on July 9, 2009 was $8.09 and on September 9, 2009 was $11.45. At December 31, 2009, the closing price of our common stock was $13.57.

SUMMARY OF PLANS, PROGRAMS AND AGREEMENTS

Second Amended and Restated 2004 Stock Incentive Plan

Our Second Amended and Restated 2004 Stock Incentive Plan, or 2004 Stock Plan, authorizes the grant of stock-based awards to our employees, directors and consultants. A total of 30,785,218 shares of our Class A common stock have been reserved for issuance under the plan (on a split-adjusted basis). This share reserve is reduced by one share upon grant of a stock award and upon exercise or redemption of any other awards. Awards that expire, terminate, lapse, that are reacquired by us or that are redeemed for cash rather than shares and shares tendered as payment of the exercise price or for tax withholding will again be available for grant under the 2004 Stock Plan. As of December 31, 2009, 3,238,485 shares were subject to options issued under our 2004 Stock Plan and 6,650,176 shares remained available for future grants under the 2004 Stock Plan.

To enable the Company to deduct in full for federal income tax purposes the compensation recognized by certain executive officers in connection with performance awards granted under the 2004 Stock Plan, the plan is designed to qualify such compensation as “performance-based compensation” under Section 162(m). To comply with Section 162(m), the number of shares for which such awards may be granted to any participant, including shares for which options or stock appreciation rights may be granted, is limited.

The 2004 Stock Plan is administered by our Compensation Committee, the members of which are deemed independent under NYSE Rules. Our Board reserves the right to amend or terminate the 2004 Stock Plan at any time and to administer the plan with respect to non-employee directors. Stockholder approval will be required for amendments to the 2004 Stock Plan that increase the number of shares that may be issued under the plan, increase participants’ accrued benefits, modify the requirements for participation, effect a repricing of stock options or stock appreciation rights, allow acceleration other than as permitted in connection with death, disability, retirement, other termination of employment or change in control, or to the extent required to comply with applicable law.

Stock options must have an exercise price that is at least equal to the fair market value of our common stock on the date the option is granted. Options generally vest and become exercisable over a period of four years. In the event of the option holder’s termination, the option holder will generally have up to three months (up to one year if due to disability or 18 months if due to death) from termination to exercise his/her vested options. Unless the option holder’s agreement provides otherwise, options generally expire, to the extent unexercised, seven years from the date of grant. The terms of the 2004 Stock Plan expressly provide that without the appropriate stockholder approval, the Board may neither cancel outstanding stock options and grant in substitution stock options having a lower exercise price nor may the Board amend outstanding options to reduce the exercise price thereof, except in connection with a transaction to which Section 424(a) of the Internal Revenue Code applies.

Restricted stock units, which entitle the participant to the right to receive one share of common stock per unit at the time the unit vests, and restricted stock bonuses may also be awarded. For both restricted stock and restricted stock units, vesting will be based on the participant’s continuous service and generally vest over a period of four years. Except as otherwise provided by the Compensation Committee in individual grant agreements, in the event a participant’s continuous service terminates, all unvested common stock as of the date of termination will be subject to our reacquisition and unvested stock units will be cancelled.

The plan also allows for grants of other stock-based awards such as stock appreciation rights, restricted stock purchase rights, phantom stock units, performance shares and performance share units.

In the event of a change of control, as defined in the 2004 Stock Plan, other than dissolution, the Board may provide for the (1) assumption or continuation of any stock awards outstanding under the plan, (2) issuance of substitute awards that will substantially preserve the terms of any awards, (3) payment in exchange for the cancellation of an award or (4) termination of an award upon the consummation of the change of control, but only if the participant has been permitted to exercise or redeem an option or stock appreciation right prior to the change of control.

Share Price. On March 31, 2010, the closing price of our common stock on the NYSE was $15.85 per share.

Stock Option Exchange Program. In July 2009, we concluded a one-time stock option exchange, under which our eligible employees (including executive officers) were offered the opportunity to exchange eligible out-of-the-money stock options generally for shares of restricted stock. Under the program, outstanding stock options granted after our initial public offering in 2004 and prior to 2008, generally with an exercise price significantly exceeding the then-current price of our common stock traded on the NYSE, were eligible to participate. The exchange ratio for employees was set to result in the same fair value for the new shares as for the options surrendered for cancellation, so that no material additional expense was incurred. Participation by our executive officers is described under “Compensation Discussion and Analysis—Our 2009 Compensation Program—Stock Option Exchange Program” on page 31.

2001 Stock Incentive Plan

Our 2001 Stock Incentive Plan was adopted by our Board and approved by our stockholders on June 7, 2001. However, our 2001 Stock Incentive Plan was terminated in June 2004 in connection with the adoption of our 2004 Stock Incentive Plan. The 2001 Stock Incentive Plan permitted the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to our employees, directors or independent contractors. Since our 2001 Stock Incentive Plan has been terminated, no shares remain available for issuance under it. However, as of December 31, 2009, options to acquire 4,349,433 shares of our Class A common stock granted under the 2001 Stock Incentive Plan remain outstanding according to their terms, and we will continue to issue shares to the extent required under the terms of such outstanding awards. Options granted under this plan have an exercise price of $1.92 and are all fully vested and exercisable. Options granted under the 2001 Stock Incentive Plan are subject to a maximum term of ten years from the date of grant.

Executive Incentive Plan

Our Executive Incentive Plan, or EIP was approved by the Compensation Committee of our Board on March 19, 2007 and approved by our stockholders on June 1, 2007. The purpose of the EIP is to advance our interests and the interests of our stockholders and assist us in attracting and retaining executive officers by providing incentives and financial rewards to our executive officers that are deductible as “performance-based compensation” within the meaning of Section 162(m).

Section 162(m) limits the deductibility of certain compensation of the chief executive officer and the next four most highly compensated officers of publicly-held corporations. Compensation that qualifies as “performance-based” under Section 162(m) is not subject to this limitation. In order for compensation to be considered “performance-based,” (i) it must be paid solely on account of the attainment of one or more pre-established objective performance goals; (ii) the performance goals must be established in a timely fashion by a compensation committee comprised solely of two or more outside directors; (iii) the material terms of the performance goals must be disclosed to and approved by the stockholders before payment; and (iv) the compensation committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms were in fact satisfied.

The principal features of the EIP are summarized below.

Administration; Amendment and Termination. Our Compensation Committee administers the EIP and has broad authority to interpret, amend or rescind its provisions as the Committee deems necessary and appropriate. Our Board reserves the right to amend or terminate the EIP at any time, subject to stockholder approval to the extent required by applicable law.

Eligibility. Our executive officers who are designated by our Board as “Section 16 officers” are eligible to participate in the EIP. Currently, there are nine executive officers designated as Section 16 officers.

Maximum Awards. Under the EIP, each participant is eligible to receive a maximum performance award equal to a percentage of our “earnings before income taxes, depreciation and amortization”, or EBITDA. Under the EIP, our Chief Executive Officer is eligible to receive a maximum performance award equal to 1% of EBITDA for the performance period and the other participants in the EIP are each eligible to receive a maximum performance award equal to 0.5% of EBITDA for the performance period.

The actual performance award granted to a participant is determined by our Compensation Committee, which retains the discretionary authority to reduce or eliminate (but not increase) a performance award based on its consideration of, among other things, corporate or business unit performance against budgeted financial goals, achievement of non-financial goals, economic and relative performance considerations and assessments of individual performance. The Compensation Committee may evaluate a participant’s performance pursuant to our EBP, and therefore reduce the awards generated pursuant to the EIP formula. The EBP is described below under “Summary of Plans, Programs and Agreements—Executive Bonus Plan”. However, our Compensation Committee may exercise its discretion in any year to award additional amounts, based on performance, outside the EBP, up to the maximum amounts permitted under the EIP, or even outside the EIP as a non-plan discretionary bonus.

The time period during which the achievement of the performance goals is to be measured shall be no longer than five years and no less than six months. Within the earlier of 90 days after the beginning of each fiscal year or the expiration of 25% of a performance period, our Compensation Committee will designate one or more performance periods, determine the participants for such performance periods and affirm the applicability of the formula for determining each participant’s award.

Each award under the EIP may be paid in cash, stock, restricted stock, stock options or other stock-based or stock denominated units. An award shall be paid only after written certification by our Compensation Committee as to the attainment of the performance goals and the amount of the award, and subsequent approval by our Board.

Termination of Employment. An officer who terminates employment with us due to retirement, disability or death is eligible to receive a prorated award. Subject to the Compensation Committee’s discretion, if an officer terminates employment with us for a reason other than retirement, disability or death, no award shall be payable.

Executive Bonus Plan

Our Compensation Committee may evaluate a participant’s performance under the EIP referenced above using our EBP, and thereby reduce the size of awards generated pursuant to the EIP formula. The principal features of the EBP are summarized below.

Eligibility. Our Chief Executive Officer and other Section 16 officers are eligible to participate in the EBP, which may be used by the Compensation Committee as a means to determine a subset of awards under the EIP.

Performance. Awards under the EBP are based on the achievement of certain financial and strategic performance goals and a targeted level or levels of performance with respect to each goal. For 2009, financial performance goals were based on EBITDA. The financial and strategic performance measures are determined on an individual basis and are based on the achievement of specific objectives in each participant’s area of responsibility. Strategic performance measures for the Chief Executive Officer and our executive officers are approved by our Compensation Committee and Board. Awards under the EBP for our executive officers are weighted 80% on financial performance targets and 20% on strategic performance measures, except for our staff executive officers where the weighting is 60% on financial performance targets and 40% on strategic performance measures.

Award Determination. Each participant in the EBP receives a target award early in the fiscal year, which is weighted based on each participant’s financial and strategic performance goals. During 2009, the range between threshold and maximum for purposes of the financial measures was 70% to 133% of the target goal, with a maximum of 200% of such executive officer’s financial-based target. Strategic performance measures were weighted on a scale of zero to 100% of target. For 2009, participants were not entitled to more than 200% of his or her target award. Our Compensation Committee and Board may exercise their discretion in any year to award additional amounts based on performance outside the EBP and up to the maximum amounts permitted under the EIP, or even outside the EIP as non-plan discretionary bonuses.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options or equity incentive plan awards granted during the fiscal year ended December 31, 2009 and stock that remains unvested as of December 31, 2009, to the persons named in the table under “Summary Compensation Table”.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(3)(4)(5)(6) (#)	Market Value of Shares or Units of Stock That Have Not Vested (7) ($)
Brett White					693,364	$9,408,949
July 20, 2001	10,770	—	$1.92	July 20, 2011
September 16, 2003	419,028	—	1.92	September 16, 2013
September 21, 2005	337,500	—	15.43	September 21, 2012
September 2, 2008	23,804	71,414	13.29	September 2, 2015

Robert E. Sulentic					359,414	4,877,248
September 2, 2008	11,902	35,707	13.29	September 2, 2015

Gil Borok					115,072	1,561,527
September 21, 2005	16,875	—	15.43	September 21, 2012
September 2, 2008	3,113	9,341	13.29	September 2, 2015

Calvin W. Frese, Jr.					361,188	4,901,321
September 16, 2003	119,730	—	1.92	September 16, 2013
September 21, 2005	109,688	—	15.43	September 21, 2012
September 2, 2008	11,902	35,707	13.29	September 2, 2015

Robert Blain					241,849	3,281,891
September 21, 2005	112,500	—	15.43	September 21, 2012
September 2, 2008	7,798	23,395	13.29	September 2, 2015

Michael J. Strong					209,807	2,847,081
September 16, 2003	99,771	—	1.92	September 16, 2013
September 21, 2005	27,000	—	15.43	September 21, 2012
September 2, 2008	11,426	34,279	13.29	September 2, 2015

(1)	With respect to options granted on September 2, 2008 to Messrs. White, Sulentic, Borok, Frese, Blain and Strong, the unexercisable options reported in this column will vest in equal increments on each of September 5, 2010, 2011 and 2012, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(2)	With respect to the total number of unvested stock awards listed in this column, 13,100, 1,742, 5,677, 4,367 and 3,730 unvested stock awards granted to each of Messrs. White, Borok, Frese, Blain and Strong, respectively, will vest on September 6, 2010, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(3)	With respect to the total number of unvested stock awards listed in this column, 22,986, 11,493, 3,007, 11,493, 7,530 and 11,879 unvested stock awards granted to each of Messrs. White, Sulentic, Borok, Frese, Blain and Strong, respectively, will vest in equal increments on each of September 5, 2010 and 2011, unless earlier terminated pursuant to the terms of our 2004 Stock Plan. In addition, 18,389 unvested stock awards granted to Mr. Borok will vest in full on September 5, 2011, unless earlier terminated pursuant to the terms of his Employment Agreement.

(4)	With respect to the total number of unvested stock awards listed in this column, 105,813, 52,906, 13,840, 52,906, 34,664 and 19,526 unvested stock awards granted to each of Messrs. White, Sulentic, Borok, Frese, Blain and Strong, respectively, will vest in equal increments on each of September 5, 2010, 2011 and 2012, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(5)	With respect to the total number of unvested stock awards listed in this column, 62,383, 15,540, 8,226, 29,104 and 20,616 unvested stock awards granted to each of Messrs. White, Sulentic, Borok, Frese and Blain, respectively, will vest in equal increments on each of July 9, 2010, 2011, 2012 and 2013, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(6)	With respect to the total number of unvested stock awards listed in this column, 489,082, 279,475, 69,868, 262,008, 174,672 and 174,672 unvested stock awards granted to each of Messrs. White, Sulentic, Borok, Frese, Blain and Strong, respectively, will vest in equal increments on each of September 5, 2010, 2011, 2012 and 2013, unless earlier terminated pursuant to the terms of our 2004 Stock Plan.

(7)	Amounts reflected in this column were calculated by multiplying the number of unvested shares by $13.57, the closing price of our common stock on December 31, 2009.

Option Exercises and Stock Vested Table

The following table sets forth information concerning stock option exercises and vesting of stock awards during the fiscal year ended December  31, 2009 to the persons named in the table under “Summary Compensation Table.”

OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Brett White	262,233	$1,048,058	68,302	$767,282
Robert E. Sulentic	—	—	23,382	260,008
Gil Borok	18,000	37,200	8,422	94,172
Calvin W. Frese, Jr.	75,000	176,000	32,715	367,155
Robert Blain	169,716	1,321,756	22,499	252,778
Michael J. Strong	30,000	119,900	17,078	190,735

(1)	Reflects the number of shares acquired upon vesting multiplied by the closing price of our common stock on the applicable vesting date or the closing price of our common stock on the next business day following the vesting date. On September 8, 2009, the closing price of our common stock was $11.12, which was the next business day following the September 5, 2009 and September 6, 2009 vest date and on the September 21, 2009 vest date, the closing price of our common stock was $12.04.

Non-Qualified Deferred Compensation

The following table sets forth information concerning our Post-August 2004 DCP, described below that provided for the deferral of compensation on a basis that is not tax-qualified during the year ended December 31, 2009 to the persons named in the table under “Summary Compensation Table.”

NON-QUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY ($)	Aggregate Earnings/ Losses in Last FY (1)(2)(3) ($)	Aggregate Withdrawals/ Distributions in Last FY (4) ($)	Aggregate Balance at Last FYE (5) ($)
Brett White	—	$2,538,253	$4,080,483	—
Robert E. Sulentic	—	—	—	—
Gil Borok	—	—	—	—
Calvin W. Frese, Jr.	—	678,720	1,418,125	—
Robert Blain	—	—	—	—
Michael J. Strong	—	—	—	—

(1)	Includes earnings on 356,997 shares of our common stock underlying vested stock fund units held by Mr. White in our Post-August 2004 DCP which were distributed on December 1, 2009 as a result of the acceleration of distributions in connection with the merger of our deferred compensation plans as described in “Summary of Plans, Programs and Agreements—Deferred Compensation Plans” on page 45. Aggregate earnings of $1,477,829 has been computed by multiplying the number of shares by the difference between the closing market price of our common stock on January 1, 2009 over the closing market price of our common stock on November 30, 2009.

(2)	Includes earnings on 83,140 shares of our common stock underlying vested stock fund units held by Mr. Frese in our Post-August 2004 DCP which were distributed on December 1, 2009 as a result of the acceleration of distributions in connection with the merger of our deferred compensation plans as described below in “Summary of Plans, Programs and Agreements—Deferred Compensation Plans.” Aggregate earnings of $591,132 has been computed by multiplying the number of shares by the difference between the closing market price of our common stock on January 1, 2009 over the closing market price of our common stock on November 30, 2009.

(3)	With respect to Mr. Frese, the amount includes $87,588 in earnings from deferred bonus amounts from prior years deferred pursuant to our Pre-August 2004 DCP. With respect to Mr. White, includes $1,060,424 in earnings from deferred bonus amounts from prior years deferred pursuant to our Post-August 2004 DCP.

(4)	Represents investments held by Messrs. White and Frese in our Post-August 2004 DCP which were distributed on December 1, 2009 as a result of the acceleration of distributions in connection with the merger of our deferred compensation plans as described below in “Summary of Plans, Programs and Agreements—Deferred Compensation Plans.” No portion of the amounts reported for Mr. Frese or Mr. White in this column represent above-market or preferential interest or earnings accrued on the applicable plan and, accordingly, have not been included in our “Summary Compensation Table.”

(5)	As a result of the accelerated distributions described below, there were no outstanding investments, including stock fund units, held in the Post-August 2004 DCP as of December 31, 2009.

Deferred Compensation Plans

We historically maintained four deferred compensation plans, or DCPs. The first, which we refer to as the Pre-August 2004 DCP, was frozen (stopped accepting deferrals) effective August 1, 2004. The second, which we refer to as the Post-August 2004 DCP, became effective on August 1, 2004, began accepting deferrals on August 13, 2004 and was frozen (stopped accepting deferrals) effective January 1, 2009. The third, which we refer to as the Restoration Plan, was assumed by us and frozen (stopped accepting deferrals) in connection with our acquisition of Insignia Financial Group, Inc. in 2003. The fourth, which we refer to as the Trammell Crow Company DCP, was adopted by Trammell Crow Company effective January 1, 2006, was assumed by us in connection with our acquisition of Trammell Crow Company, and was merged into the Post-August 2004 DCP, effective January 1, 2009. The Post-August 2004 DCP was available to designated employees and full time sales professionals classified as qualified real estate agents, who earned $200,000 or more and did not have a loan outstanding from our 401(k) Plan. This included our named executive officers. Our executive officers and all other eligible participants could defer 0% to 60% of the first $100,000 of their cash compensation, and up to 100% of any additional cash compensation, except to the extent necessary to pay FICA tax and other various items, for distribution generally either after their employment with us ended or on a future date in accordance with the participant’s distribution election.

Effective January 1, 2009, no additional deferrals were permitted under the Post-August 2004 DCP. We notified participants that we would merge the plans into and modify the Post-August 2004 DCP pursuant to the transition rules under Internal Revenue Code Section 409A, which would allow participants to make new distribution elections prior to December 31, 2008 and receive distributions at specified dates in 2009. These actions accelerated distributions from the DCP of all cash and shares of our common stock in the plan to the DCP participants in 2009, but did not have any material effect on our statement of operations.

Only the post-August 2004 DCP is summarized below because the Pre-August 2004 DCP, the Restoration Plan and the Trammell Crow Company DCP have all been merged out of existence and they are of historical significance only.

Post-August 2004 DCP. Effective August 1, 2004, we adopted the Post-August 2004 DCP. Under the Post-August 2004 DCP, deferrals were credited to one or more investment alternatives which included a money-market fund and ten mutual fund investment options. In accordance with Section 409A of the Internal Revenue

Code, there was limited flexibility for participants to change distribution elections once made. Effective January 1, 2009, no additional deferrals were permitted under the Post-August 2004 DCP. Existing account balances under the plan were paid to participants in 2009 according to their new distribution elections made in November or December of 2008.

Under the Post-August 2004 DCP, participants could make the following distribution elections at the time of their deferral elections:

•	While still employed, at least two years after the date of election (“In-Service Withdrawals”)

•	Upon termination of employment (“Termination Distributions”)

In-Service Withdrawals could be in a lump sum or in installments over 2, 3, 4 or 5 years. Effective January 1, 2005, the Post-August 2004 DCP conformed to all the provisions outlined in Section 409A of the Internal Revenue Code and, therefore, did not allow for unscheduled in-service distributions except in the event of an unforeseeable emergency. Termination Distributions could be in a lump sum (any time up to 10 years after termination) or installments over 5, 10 or 15 years (starting immediately after termination).

Elections to change distributions had to be filed at least 15 months in advance for scheduled In-Service Withdrawals and 12 months in advance for Termination Distributions. Changes to Termination Distributions were unlimited. A total of two changes were allowed for postponement or changes of payment methods of scheduled In-Service Withdrawals. However, any change required that the payment start date be at least five years later than the previous election.

On August 12, 2008, the Company amended and restated the Post-August 2004 DCP to allow participants to allocate amounts held by such participants in the plans to stock fund units. The amended Post-August 2004 DCP also permitted non-employee members of the Board of Directors to participate in that plan, effective September 1, 2008. This included the ability to defer stock awards issued after 2008. As a result of the plan merger and accelerated distributions described above, there were no outstanding investments, including stock fund units, held in the Post-August 2004 DCP as of December 31, 2009.

401(k) Plan

We maintain a tax qualified 401(k) retirement plan. Generally, our employees are eligible to participate in the plan if they are at least 21 years old. Most of our non-union U.S. employees, other than qualified real estate agents having the status of independent contractors under section 3508 of the Internal Revenue Code, are eligible to participate in the plan. Historically, the 401(k) plan provided for participant contributions as well as a Company match. A participant is allowed to contribute to the 401(k) plan from 1% to 75% of his or her compensation, subject to limits imposed by applicable law. Participants are entitled to invest up to 25% of their 401(k) account balance in shares of our common stock, however participants may not have more than 25% of their assets allocated to our common stock as measured at any year end. As of December 31, 2009, 1,257,759 shares of our common stock were held as investments by participants in our 401(k) plan.

Prior to 2007, we determined an amount of employer contributions that we would contribute, if any, to the plan based on the performance and profitability of our consolidated U.S. operations. Accordingly, our contributions for years prior to 2007 were allocated to participants who were actively employed on the last day of the plan year in proportion to each participant’s pre-tax contributions for that year, up to 16.47% of the participant’s deferred amount. Effective April 1, 2007, we amended our 401(k) plan and for 2007 and 2008 we contributed a 50% match of our employee’s contributions up to the first 3% of the employee’s annual compensation (up to $150,000 of compensation). Our 2007 and 2008 matching contributions vest 20% a year over five years, except that participants who had been our employees before April 1, 2007 in at least three calendar years have 100% immediate vesting. Effective January 1, 2009, we suspended matching contributions due to adverse economic conditions.

Severance Policy

We have a severance policy for all highly compensated employees (which includes our executive officers) for any Company initiated separation other than “for cause” (as such term is defined in the severance policy). Assuming all eligibility conditions are satisfied, under the severance policy, employees who generally earn more than $100,000 in annual compensation, may be eligible for a severance payment equal to one week of base salary for every $10,000 base salary, with a minimum of 12 weeks of base salary up to a maximum of 36 weeks of base salary if the termination is other than “for cause”. If the termination is “for cause”, eligible highly compensated employees will receive six weeks of base salary regardless of the number of years of service. We pay such amounts in anticipation of unemployment and not as a reward for past service. In addition, we provide a benefits allowance equal to $1,000 for each year of service, with a maximum of $5,000, provided the highly compensated employee was participating in a Company-sponsored medical plan at the time of termination and three months of outplacement assistance. If the highly compensated employee is otherwise bonus eligible and is terminated in the third or fourth quarter of the Company’s fiscal year end, or in the first quarter following the end of the fiscal year but before bonuses are paid, the highly compensated employee will be eligible to receive a pro-rated target bonus. Severance is typically paid in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the employee. The severance policy applicable to all of our other salaried full time employees generally provides one week of base salary as severance pay for each full year of service, with a minimum payment of one week of base salary up to a maximum payment of 15 weeks and a benefits allowance of $1,000 for each full year of service up to a maximum payment of $5,000 (provided the employee was participating in a Company-sponsored medical plan at the time of termination) if the employee’s position is eliminated.

In the event that any of our named executive officers were involuntarily terminated as of December 31, 2009 under the circumstances covered by our current severance policy, they would have been entitled to severance benefits up to the following amounts: Mr. White $593,462, Mr. Sulentic $420,385, and Mr. Frese $420,385. Messrs. Blain, Borok and Strong are not eligible to receive severance benefits under this policy. See “Other Agreements with Executive Officers” below for more information on Mr. Borok’s potential severance benefits.

Other Agreements with Executive Officers

Gil Borok. On November 21, 2008, we entered into an Employment Agreement with Mr. Borok in connection with his appointment as our interim Chief Financial Officer. Mr. Borok’s agreement provided that he would receive an annual salary of $400,000. Additionally, Mr. Borok’s annual bonus target under the EBP was increased to $300,000. He also received two transition bonuses—$50,000, which was paid when he became interim Chief Financial Officer on December 1, 2008, and $125,000, which was paid after the successful transition of Mr. Sulentic into the role of Chief Financial Officer. Under the Agreement, Mr. Borok would also have been entitled to a severance payment if he were to be terminated without cause at any time before March 3, 2010, equal to 18 months of his base salary, his target bonus, immediate vesting of 18,389 shares of restricted stock he currently holds that would otherwise vest on September 5, 2011, and six months of continued health care coverage. In the event that Mr. Borok’s employment was involuntarily terminated as of December 31, 2009, he would have been entitled to a severance benefit of $1,587,600. This Agreement has expired.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of December 31, 2009. All outstanding awards relate to our Class A common stock.

Plan category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (1) (a)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (1) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (2) (c)
Equity compensation plans approved by security holders	8,861,444	$6.03	6,650,176
Equity compensation plans not approved by security holders	—	—	—

Total	8,861,444	$6.03	6,650,176

(1)	Consists of stock options and restricted stock units in our 2004 Stock Plan and our 2001 Stock Incentive Plan (no further awards may be issued under our 2001 Stock Incentive Plan, which was terminated in June 2004 in connection with the adoption of the 2004 Stock Plan). Includes 1,273,526 restricted stock units, which all vest in 2016 and are exercisable for no consideration. Excluding these restricted stock units, the weighted average exercise price of outstanding options, warrants and rights increases to $7.04.

(2)	Under the 2004 Stock Plan, we may issue stock awards, including but not limited to restricted stock bonuses and restricted stock units, as those terms are defined in the 2004 Stock Plan. As of March 31, 2010, there were 6,190,432 shares available for future grants.

STOCK OWNERSHIP

HOLDINGS OF OFFICERS, DIRECTORS AND MAJOR STOCKHOLDERS

The table below reflects the number of shares beneficially owned by (a) each director and nominee for director to our Board; (b) each of our current executive officers named in the Summary Compensation Table; (c) all directors, director nominees and executive officers as a group; and (d) each person or group known to us owning more than five percent of the outstanding shares of our common stock as of March 31, 2010. Unless otherwise noted, the beneficial owners exercise sole voting and/or investment power over their shares.

	Company Common Stock
Name of Beneficial Owner	Shares Owned	Right to Acquire Beneficial Ownership Under Options Exercisable Within 60 Days	Percent of Class
Brett White (1)(2)	1,965,325	791,102	*
Robert E. Sulentic	407,944	11,902	*
Gil Borok	145,915	19,988	*
Calvin W. Frese, Jr. (3)	706,893	241,320	*
Robert Blain	499,909	120,298	*
Michael J. Strong	373,755	138,197	*
Richard C. Blum (1)(4)	27,784,565	9,917	8.6
Curtis F. Feeny	13,612	4,619	*
Bradford M. Freeman	91,950	18,764	*
Michael Kantor	80,061	60,335	*
Frederic V. Malek (5)	1,084,610	18,764	*
Jane J. Su (1)(4)	27,768,509	4,967	8.6
Laura A. Tyson	—	—	*
Gary L. Wilson (6)	170,607	101,906	*
Ray Wirta (1)(7)	2,949,103	1,898,858	*
All directors, director nominees and executive officers as a group	36,826,025	3,456,307	11.4
Blum Capital Partners, L.P. (1)(4)	27,755,947		8.6
FMR LLC (8)	47,471,274		14.8
Goldman Sachs Asset Management, L.P. and GS Investment Strategies, LLC (9)	32,512,137		10.1
Janus Capital Management LLC (10)	17,404,660		5.4

*	less than 1.0%

(1)	As a result of the voting provisions set forth in the Securityholders’ Agreement described in greater detail in this Proxy Statement under the heading “Related-Party and Other Transactions Involving Our Officers and Directors—Securityholders’ Agreement,” this stockholder, together with our other stockholders that owned shares of Class B common stock prior to our initial public offering, other than Frederic V. Malek, may be deemed to constitute a group, within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, or the Exchange Act. Accordingly, the group formed by these stockholders may be deemed to beneficially own 32,711,555 shares of our Class A common stock. The voting provisions of the Securityholders’ Agreement terminate upon a change of control or as otherwise agreed by the parties thereto.

(2)	Mr. White is co-trustee and, together with his spouse, is the beneficiary of The White Family Trust, which owns 480,859 of the indicated shares. Mr. White is the direct beneficial owner of 693,364 shares of our common stock. As a result of the Securityholders’ Agreement, Mr. White shares voting power over 1,174,223 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. Mr. White has an aggregate right to acquire beneficial ownership under 791,102 vested stock options and, subject to continued vesting, 71,414 unvested stock options.

(3)	Mr. Frese is the sole trustee and has sole dispositive and voting power in the Calvin W. Frese, Jr. Trust, which owns 11,009 of the indicated shares. Mr. Frese is the direct beneficial owner of 454,564 shares of our common stock.

(4)	Includes 1,379,025 shares of common stock of the Company are owned directly by four limited partnerships for which Blum Capital Partners, L.P. (“Blum LP”) serves as the general partner: BK Capital Partners IV, L.P., Stinson Capital Partners, L.P., Stinson Capital Partners L, L.P., and Stinson Capital Partners (QP), L.P. These shares may also be deemed to be owned indirectly by Blum LP and Richard C. Blum & Associates, Inc. (“RCBA Inc.”), the general partner of Blum LP. Additionally, Blum LP owns 15,459 shares directly, and as such, these shares may be deemed to be owned indirectly by RCBA Inc.; (ii) Blum Strategic Partners II, L.P (“Strategic II”) and Blum Strategic Partners II GmbH & Co. KG (“Strategic II KG”) own 11,852,759 shares of common stock. These shares may also be deemed to be owned indirectly by Blum Strategic GP II, L.L.C. (“Blum GP II”), the general partner of Strategic II and the managing limited partner of Strategic II KG; (iii) Blum Strategic Partners III, L.P. (“Strategic III”) owns 6,282,700 shares of common stock. These shares may also be deemed to be owned indirectly by (a) Blum Strategic GP III, L.P. (“Blum GP III LP”), the general partner of Strategic III, and (b) Blum Strategic GP III, L.L.C. (“Blum GP III”), the general partner of Blum GP III LP; (iv) Blum Strategic Partners IV, L.P. (“Strategic IV”) owns 8,212,979 shares of common stock. These shares may also be deemed to be owned indirectly by (a) Blum Strategic GP IV, L.P. (“Blum GP IV LP”), the general partner of Strategic IV, and (b) Blum Strategic GP IV, L.L.C. (“Blum GP IV”), the general partner of Blum GP IV LP; (v) Saddlepoint Equity, L.L.C. (“Saddlepoint Equity”) owns 28,484 shares of common stock. These shares may also be deemed to be owned indirectly by (a) Saddlepoint Partners GP, L.L.C. (“Saddlepoint GP”), the managing member of Saddlepoint Equity; (b) Blum LP, the managing member of Saddlepoint GP; and (c) RCBA Inc., the general partner of Blum LP. Each of Richard C. Blum, Jane J. Su, Blum LP, RCBA, Inc., Blum GP II, Blum GP III, Blum GP III LP, Blum GP IV, Blum GP IV LP, and Saddlepoint GP disclaim beneficial ownership of these shares, except to the extent of any pecuniary interest therein. As a result of the Securityholders’ Agreement, Strategic II and Strategic II KG share voting power over the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. The business address of each of the above named is c/o Blum Capital Partners, L.P., 909 Montgomery Street, Suite 400, San Francisco, California 94133.

(5)	Mr. Malek, his spouse and children are trustees of The Malek Family Charitable Trust, which owns 19,800 of the shares reflected and Mr. Malek, his wife and their children are the beneficiaries. In addition, Mr. Malek is the sole trustee of the Frederic V Malek TTEE U/A DTD 06/19/1992 Frederic V Malek Trust, which owns 755,000 of the shares reflected.

(6)	Mr. Wilson is a co-trustee of the Gary L. Wilson 2006 Unitrust, which owns 25,000 of the shares reflected. Mr. Wilson is also a co-trustee of the Wilson-Thornhill Foundation, which owns 25,000 of the shares reflected.

(7)	As a result of the Securityholders’ Agreement, Mr. Wirta, as co-trustee of The Wirta Family Trust, shares voting power over 1,043,613 of the indicated shares with our other stockholders that owned shares of Class B common stock prior to their conversion to shares of Class A common stock in June 2004. Mr. Wirta is the direct beneficial owner of 6,632 shares of our common stock.

(8)

FMR LLC (“FMR”) filed Amendment No. 3 to Schedule 13G on February 16, 2010 with the SEC to report 47,471,274 shares of our common stock held of record by FMR as of December 31, 2009. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR is deemed to beneficially own 45,232,259 shares of our common stock in its capacity as an investment adviser to various investment companies. Edward C. Johnson 3d (“Johnson”) and FMR, through its control of Fidelity, and the funds, each has sole power to dispose of the 45,232,259 shares beneficially owned by them. Members of the Johnson family are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR. Neither FMR nor Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Strategic Advisers, Inc., a wholly-owned subsidiary of FMR, is the beneficial owner of 7,000 shares of our common stock. As such, FMR’s beneficial ownership includes 7,000 shares beneficially owned through Strategic Advisers, Inc. Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 557,420 shares of our common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies owning such shares. Johnson and FMR, through its control of PGALLC, each has sole dispositive power over 557,420 shares and sole power to vote or to direct the voting of 557,420 shares of our common stock owned by the institutional accounts or funds advised by PGALLC. Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 1,674,595 shares of our common stock in its capacity as investment manager of institutional accounts owning such shares. Johnson and FMR, through its control of PGATC, each has sole dispositive power over 1,674,595 shares of our common stock and sole power to vote or direct the vote of 1,653,895 shares of our common stock owned by the institutional accounts managed by PGATC. FMR, Fidelity and Strategic Adviser’s business address is 82 Devonshire Street, Boston, Massachusetts, 02109. PGALLC and PGATC’s business address is 900 Salem Street, Smithfield, Rhode Island, 02917.

(9)	Goldman Sachs Asset Management, L.P., together with GS investment Strategies, LLC (“Goldman Sachs Asset Management”) jointly filed Amendment No. 2 to Schedule 13G on February 12, 2010 with the SEC to report 32,512,137 shares of our common stock held of record by them as of December 31, 2009. In its Schedule 13G, Goldman Sachs Asset Management reported as of December 31, 2009 shared voting power over 26,440,198 shares of our common stock and shared dispositive power over 32,512,317 shares of our common stock. Goldman Sachs Asset Management’s business address is 32 Old Slip, New York, New York 10005.

(10)	Janus Capital Management LLC (“Janus”) filed a Schedule 13G on February 16, 2010 with the SEC to report 17,404,660 shares of our common stock held of record by them as of December 31, 2009. Janus directly owns 91.8% of INTECH Investment Management (“IIM”) and directly owns 77.8% in Perkins Investment Management LLC (“Perkins”). Janus, IIM and Perkins are registered investment advisers, each furnishing investment adviser to various investment companies and to individual and institutional clients (together, “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus may be deemed to be the beneficial owner with sole voting and dispositive power over 14,416,891 shares of our common stock held by such Managed Portfolios. However, Janus does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. In addition, as a result of its role as investment adviser or sub-adviser to the Managed Portfolios, IIM may be deemed to be the beneficial owner with shared voting and dispositive power over 2,987,769 shares of our common stock held by such Managed Portfolios. However, Janus does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. Janus’ business address is 151 Detroit Street, Denver, Colorado 80206.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. SEC regulations require us to identify anyone who failed to file a required report or filed a late report during the most recent fiscal year. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, we believe that, during the fiscal year 2009, our executive officers, directors and 10% stockholders complied with all Section 16(a) filing requirements applicable to them.

RELATED-PARTY AND

OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

Securityholders’ Agreement

In connection with our acquisition of CB Richard Ellis Services in 2001, we and CB Richard Ellis Services entered into a Securityholders’ Agreement with certain of our stockholders, including those listed below:

•	our stockholders affiliated with Blum Capital Partners, L.P.;

•	Ray Wirta, who is our former Chief Executive Officer and one of our directors;

•	Brett White, who is our Chief Executive Officer; and

•	Frederic V. Malek, who is one of our directors.

The Securityholders’ Agreement defines various rights of the stockholders that are parties to the agreement related to their ownership of common stock.

Nomination of Directors and Voting. Our stockholders affiliated with Blum Capital Partners are entitled to nominate a percentage of our total number of directors that is equivalent to the percentage of the outstanding common stock beneficially owned by these affiliates, with this percentage of our directors being rounded up to the nearest whole number of directors. The stockholders that are parties to the Securityholders’ Agreement that owned shares of our Class B common stock, other than Mr. Malek, are obligated to vote their shares in favor of the directors nominated by these affiliates of Blum Capital Partners. As of March 31, 2010, these stockholders, collectively, beneficially owned approximately 10.2% of our outstanding Class A common stock.

Registration Rights. Pursuant to the Securityholders’ Agreement, we have granted registration rights to our stockholders that are parties to that agreement. As a result of these registration rights, we can be required by some of our stockholders to effect registration statements, or “demand registrations,” registering the securities held by the stockholder for sale under the Securities Act of 1933, or the Securities Act. Under this agreement, our stockholders affiliated with Blum Capital Partners have four remaining demand registrations. In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration relating to our employee benefit plans or a corporate reorganization or other transaction under Rule 145 of the Securities Act, whether or not the registration is for our own account, we are required to give each of our stockholders that is party to the Securityholders’ Agreement the opportunity to participate, or “piggyback,” in the registration.

Indemnification. We are obligated to indemnify the stockholders that are parties to the Securityholders’ Agreement and each of their respective affiliates, controlling persons, directors, officers, employees and agents from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including all reasonable attorneys’ fees and expenses but excluding special or consequential damages, arising from, relating to or otherwise in respect of, any governmental or other third-party claim against these indemnified persons that arises from, relates to or is otherwise in respect of (1) our business, operations, liabilities or obligations or (2) the ownership by the stockholders or any of their respective affiliates of any of our equity securities, except to the extent these losses and expenses (x) arise from any claim that the indemnified person’s investment decision relating to the purchase or sale of these equity securities violated a duty or other obligation of the indemnified person to the claimant or (y) are finally determined in a judicial action by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the stockholder or its affiliates.

Investment Opportunities

From time to time, directors and officers may be given an opportunity to invest in investment vehicles managed by certain of our subsidiaries on the same terms as other unaffiliated investors. These transactions are reviewed and approved by the disinterested members of our Audit Committee as described under “Review and

Approval of Transactions With Related Persons” described below. Mr. Sulentic, our President, previously committed to invest an aggregate minimum of $0.8 million in Trammell Crow Company Acquisitions I, L.P. and Trammell Crow Company Acquisitions II, L.P. (through pooled co-investments vehicles organized for the investment of certain employees). In 2009, Mr. Sulentic funded $0.06 million of his commitment in these investments.

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Standards of Business Conduct policy since 2004. As part of our Standards of Business Conduct, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits

Our Board has recognized that some transactions, arrangements and relationships present a heightened risk of an actual or perceived conflict of interest and has adopted a written Amended Policy Regarding Transactions with Related Parties governing these transactions. This policy governs any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), which involves a potential corporate opportunity, or in which we were, are or will be a participant and the amount involved exceeds $120,000, and in which any of the following persons had, has or will have a direct or indirect material interest:

•	our directors, nominees for director or executive officers;

•	any beneficial owner of more than 5% of any class of our voting securities;

•	any immediate family member of any of the foregoing persons; and

•	any entity in which any of the foregoing persons has a substantial ownership interest or control of such entity.

Directors and executive officers are required to submit to our General Counsel a description of any current or proposed transaction in advance of participating in such transaction. Our General Counsel is responsible for determining whether or not the proposed transaction is subject to our policy. If our General Counsel deems such transaction subject to our policy, he or she will report such transaction to the Chairperson of the Audit Committee. The Audit Committee is responsible for approving such transactions and in doing so, the Audit Committee may take into account, among other factors it deems appropriate, due inquiries of disinterested senior business leaders, disinterested directors and legal counsel.

Each transaction described above under “Related-Party and Other Transactions Involving Our Officers and Directors—Investments” was approved by at least a majority of the disinterested members of our Audit Committee. The Securityholders’ Agreement described above under “Related-Party and Other Transactions Involving Our Officers and Directors—Securityholders’ Agreement” was approved by at least a majority of the disinterested members of our Board prior to adoption of our Amended Policy Regarding Transactions with Related Parties.

INCORPORATION BY REFERENCE

The Compensation Committee Report on Executive Compensation, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and any information included on our Web site, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding”. Householding permits us to mail a single set of proxy materials to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household proxy materials for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Annual Report and Proxy Statement to any stockholder at the same address. If you wish to receive a separate copy of the Annual Report and Proxy Statement, or future annual reports and proxy statements, then you may contact our Investor Relations Department by: (a) mail at CB Richard Ellis Group, Inc., Attention: Investor Relations, 200 Park Ave., 17th Floor, New York, New York 10166, (b) telephone at (212) 984-6515, or (c) e-mail at investorrelations@cbre.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

By Order of the Board of Directors

Laurence H. Midler
Secretary

Los Angeles, California

April 19, 2010

APPENDIX A

AUDIT COMMITTEE CHARTER

(Amended and Restated effective September 3, 2008)

I.        PURPOSE

A. The Audit Committee (the “Committee”) is established for the primary purpose of assisting the Board of Directors (the “Board”) of CB Richard Ellis Group, Inc. (the “Company”) in oversight of the:

1. Integrity of the Company’s financial statements and reports,

2. Company’s compliance with legal and regulatory requirements,

3. Qualifications and independence of the independent auditors, and

4. Performance of the Company’s internal audit function and independent auditors.

B. In addition, the Committee shall prepare the report that Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules require to be included in the Company’s annual proxy statement.

II.        MEMBERSHIP

A. The Committee shall consist of three or more members of the Board, all of whom are determined by the Board to meet the independence and expertise requirements under the rules of the NYSE and the Sarbanes-Oxley Act of 2002 and the SEC rules promulgated thereunder.

B. Each member of the Committee must be financially literate (as such qualification is interpreted by the Board in its business judgment), or must become financially literate within a reasonable period after his or her appointment. In addition, at least one member of the Committee must have accounting or related financial management expertise (as such qualification is interpreted by the Board in its business judgment).

C. The Company must disclose in its annual report that either (i) the Board has determined that at least one member is an “audit committee financial expert” under the requirements of the Sarbanes-Oxley Act of 2002 (including such member’s name and whether such member is “independent” under the SEC rules) or (ii) there is no “audit committee financial expert” serving on the committee (with an explanation why the committee does not have one). An “audit committee financial expert” under the SEC rules must have: (i) an understanding of GAAP and financial statements; (ii) an ability to assess the general application of GAAP in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

D. If a Committee member simultaneously serves on the audit committee of more than three public companies (including the Company), the Board must determine that such simultaneous service will not impair such member’s ability to effectively serve on the Committee and disclose such determination in the Company’s annual proxy statement.

E. No member of the Committee may receive compensation other than: (a) fees for service as a director of the Company, including reasonable compensation for serving on the Committee, another committee of the Board and regular benefits that other directors receive; (b) fees for service as chairperson of the Board, the Committee or another committee of the Board and (c) fixed amounts of compensation under a retirement plan (including deferred compensation), provided that such compensation is not conditioned on continued or future service to the Company.

F. Each member of the Committee shall be appointed by the Board and shall serve until such member’s successor is duly elected and qualified or until such member’s earlier resignation or removal. The members of the Committee may be removed, with or without cause, by a majority vote of the Board.

G. Unless a Chairperson is elected by the full Board, the members of the Committee shall designate a Chairperson by the majority vote of the full Committee membership. The Chairperson shall be entitled to cast a vote to resolve any ties. The Chairperson will chair all regular sessions of the Committee and set the agendas for Committee meetings.

III.        MEETINGS

A. The Committee shall meet at least quarterly, or more often if circumstances so require. The Committee shall periodically meet separately with each of management, the Vice President of the internal auditing department and the independent auditors to discuss any matters the Committee or each of the groups believe would be appropriately discussed privately. In addition, the Committee should meet with the independent auditors and management quarterly to review the Company’s financial statements in a manner consistent with that outlined in Section IV of this Charter. The Chairperson of the Board or any member of the Committee may call meetings of the Committee. All meetings of the Committee may be held telephonically. The Committee may also act without meeting by securing the unanimous written consent of its members. The Committee shall act only on the affirmative vote of at least a simple majority of its members.

B. The Committee may invite to its meetings any director, members of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Committee may also exclude from its meetings any persons it deems appropriate in order to carry out its responsibilities.

IV.        RESPONSIBILITIES AND DUTIES

A. General

1. The functions set forth in subsections B through G below shall be the common recurring activities of the Committee in carrying out its responsibilities outlined in Section I of this Charter. These functions should serve as a guide with the understanding that the Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purposes of the Committee outlined in Section I of this Charter.

2. The Committee, in discharging its oversight role, is empowered to study or investigate any matter of interest or concern that the Committee deems appropriate. In this regard, the Committee shall be given full access to the Company’s internal audit group, Board, corporate executives and independent accountants and shall have the authority to engage independent counsel and other advisors as it determines necessary to carry out its duties, including the authority to approve the fees payable to such advisors and any other terms of retention. While acting within the scope of its stated purpose, the Committee shall have all the authority of the Board.

3. Notwithstanding the foregoing, the Committee is not responsible for certifying the Company’s financial statements or guaranteeing the auditor’s report. The fundamental responsibility for the Company’s financial statements and disclosures rests with management and the independent auditors.

4. The Committee’s policies and procedures should remain flexible in order to best react to changing conditions and help ensure that the Company’s accounting and reporting policies accord with all requirements and are of the highest quality.

B. Documents/Reports Review

The Committee shall:

1. Review with management and the independent auditors prior to public dissemination the Company’s annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and discuss with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61.

2. Review and discuss with management and the independent auditors the Company’s earnings press releases (paying particular attention to the use of any “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s discussion in this regard may be general in nature (i.e., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of each earnings release or each instance in which the Company may provide earnings guidance.

3. Perform any functions required to be performed by it or otherwise appropriate under applicable law, rules or regulations, the Company’s bylaws and the resolutions or other directives of the Board, including review of any certification required to be reviewed in accordance with applicable law or regulations of the SEC.

C. Independent Auditors

The Committee shall:

1. Be directly responsible for the selection, appointment, compensation, retention and termination of the Company’s independent auditors.

2. Inform each registered public accounting firm hired by the Company for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company that such firm shall report directly to the Committee.

3. Be directly responsible for the oversight of the work of any independent auditor employed by the Company (including the resolution of any disagreement between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services.

4. Pre-approve any significant audit or non-audit services to be performed by the independent auditors, and related fees, other than “prohibited non-auditing services,” which may not be performed by the independent auditors.

5. The following shall be “prohibited non-auditing services”: (a) bookkeeping or other services related to the accounting records or financial statements of the audit client; (b) financial information systems design and implementation; (c) appraisal or valuation services, providing fairness opinions or preparing contribution-in-kind reports; (d) actuarial services; (e) internal audit outsourcing services; (f) management or human resources functions; (g) broker-dealer, investment adviser or investment banking services; (h) legal services and expert services unrelated to the audit; and (i) any other service that the Public Company Accounting Oversight Board prohibits through regulation.

6. Notwithstanding the foregoing, pre-approval is not necessary for minor audit services if: (a) the aggregate amount of all such non-audit services provided to the Company constitutes not more than five percent of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by the Company at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members of the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

7. The Committee may: (a) delegate to one or more of its members the ability to pre-approve such services and fees, provided that any such pre-approval is presented to the full Committee at its next scheduled meeting and/or (b) pre-approve audit and non-audit services based on policies and procedures adopted by the Committee, provided (i) the policies and procedures are detailed as to the particular service, (ii) the Committee is informed of each service on a timely basis, (iii) such policies and procedures do not include delegation of the Committee’s responsibilities to management and (iv) such policies and procedures are disclosed in the Company’s annual reports.

8. At least annually, obtain and review a report by the independent auditors describing: (a) the auditing firm’s internal quality-control procedures; (b) any material issues raised by the most recent internal quality control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditing firm, and any steps taken to deal with any such issues; and (c) all relationships between the independent auditors and the Company in order to assess the auditor’s independence, taking into account the opinions of management and the Company’s internal auditors (or other personnel responsible for the internal audit function).

9. Ensure that all auditing personnel (including, without limitation, the lead auditing partner or the concurring or reviewing auditing partner) are rotated in accordance with, and to the extent required by, applicable laws and regulations, and consider whether there should be regular rotation of the audit firm itself.

D. Financial Reporting Process

The Committee shall:

1. In consultation with the independent auditors, management and the internal auditors, review the integrity of the Company’s financial reporting processes, both internal and external. In that connection, the Committee should obtain and discuss with management and the independent auditors reports from management and the independent auditors regarding: (a) all critical accounting policies and practices to be used by the Company; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including all alternative treatments of financial information within generally accepted accounting principles that have been discussed with the Company’s management, the ramifications of the use of the alternative disclosures and treatments, and the treatment preferred by the independent auditors; (c) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles; (d) major issues as to the adequacy of the Company’s internal controls and any specific audit steps adopted in light of material control deficiencies; and (e) any other material written communications between the independent auditors and the Company’s management.

2. Review periodically the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

3. Review with the independent auditors: (a) any audit problems or other difficulties encountered by the auditor in the course of the audit process, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, and any significant disagreements with management and (b) management’s responses to such matters. Without excluding other possibilities, the Committee may wish to review with the independent auditors: (i) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise), (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company.

4. Review and discuss with the independent auditors the responsibilities, budget and staffing of the Company’s internal audit function.

E. Legal Compliance/General

The Committee shall:

1. Review periodically, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements, including the Company’s periodic reports to the SEC.

2. Discuss with management and the independent auditors the Company’s guidelines and policies with respect to risk assessment and risk management. The Committee should discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

3. Set clear hiring policies for employees or former employees of the independent auditors in accordance with applicable laws and regulations. At a minimum, these policies should provide that any registered public accounting firm may not provide audit services to the Company if the chief executive officer, chief financial officer, controller, chief accounting officer or any person serving in an equivalent capacity for the Company was employed by the registered public accounting firm and participated in the audit of the Company within one year of the initiation of the current audit.

4. Establish procedures for: (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

5. Investigate any matter brought to the attention of the Committee that is considered appropriate and is within the scope of its responsibilities, including any matters required by the rules of the SEC to be reported to the Committee by management.

F. Reports

The Committee shall:

1. Prepare all reports of the Committee required to be included in the Company’s proxy statement, pursuant to and in accordance with applicable rules and regulations of the SEC and the NYSE.

2. Report regularly to the full Board with respect to: (a) any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors or the performance of the internal audit function and (b) such other matters as are relevant to the Committee’s discharge of its responsibilities. The Committee may make recommendations relating to such matters as the Committee may deem appropriate.

3. Review and discuss with management any transactions subject to the Company’s Policy Regarding Transactions with Related Parties, and report to the Board the Committee’s determination with respect to any such transaction.

4. Report to the Board the matters discussed at each Committee meeting with a copy of the minutes of each such meeting being placed with the Company’s minute books.

G. Annual Performance Evaluation

The Committee shall:

1. Annually report to the Board regarding the execution of the Committee’s duties and responsibilities.

2. Annually review and evaluate the performance of the Committee relative to the Committee’s purpose, duties and responsibilities outlined herein, including the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Committee considers necessary or valuable.

V.        FUNDING

The Company shall provide appropriate funding, as determined by the Committee, for compensation to the independent auditors and to any advisors that the Committee chooses to engage. In addition to any funding necessary to compensate the independent auditors and outside advisors, the Company shall provide the Committee with such funding as the Committee determines is necessary or appropriate to fund any ordinary administrative expenses incurred in carrying out its duties.

CB RICHARD ELLIS GROUP, INC. 11150 SANTA MONICA BLVD, SUITE 1600 LOS ANGELES,CA 90025

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors Nominees For Withhold For All All All Except

01Richard C. Blum 02 Curtis F. Feeny 03 Bradford M. Freeman 04 Michael Kantor 05 Frederic V. Malek

06 Jane J. Su 07 Laura D. Tyson 08 Brett White 09 Gary L. Wilson 10 Ray Wirta

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following proposal(s):

2 Ratification of Independent Registered Public Accounting Firm

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000063955_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

CB RICHARD ELLIS GROUP, INC. Annual Meeting of Stockholders June 2, 2010 8:00 AM (PDT)

This proxy is solicited on behalf of the Board of Directors The undersigned hereby appoints Brett White and Robert E. Sulentic, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CB RICHARD ELLIS GROUP, INC. that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM (PDT) on June 2, 2010 at 9882 South Santa Monica Boulevard, Beverly Hills, California, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side 0000063955_2 R2.09.05.010